UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSDIGM GROUP INCORPORATED

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of TransDigm Group Incorporated, a Delaware corporation (the “Company”), will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Tuesday, March 20, 2018, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect 11 directors, each to serve a one-year term and until a successor has been duly elected and qualified;

2.	To conduct an advisory vote (“say on pay”) on compensation paid to the Company’s named executive officers;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2018; and

4.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 22, 2018 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote on the Internet, by phone or by completing and returning the enclosed proxy card.

By order of the Board of Directors,

Halle Fine Terrion

Secretary

February 6, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MARCH 20, 2018.

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/phoenix.zhtml?c=196053&p=proxy

ABOUT THE MEETING	1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	3

PROPOSAL ONE: ELECTION OF DIRECTORS	6

DIRECTOR COMPENSATION	10

PROXY STATEMENT

The Company’s Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TransDigm Group Incorporated (the “Company”) on matters to be voted on at the upcoming annual meeting of stockholders. The meeting will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Tuesday, March 20, 2018, at 9:00 a.m., Eastern time. The Company is mailing this proxy statement and the accompanying notice of meeting and proxy form, along with the Company’s Annual Report to Stockholders, on or about February 6, 2018.

ABOUT THE MEETING

What is the purpose of the annual meeting of stockholders?

The purpose of the annual meeting of stockholders is to vote on matters outlined in the accompanying notice of meeting, including the election of 11 directors, an advisory vote on executive compensation, and the ratification of the Company’s selection of its independent accountants. We are not aware of any other matter that will be presented for your vote at the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, January 22, 2018, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 52,178,034 shares of common stock.

Who can attend the meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, so you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.

When and where is the meeting?

The meeting will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Tuesday, March 20, 2018, at 9:00 a.m., Eastern time. For directions to the meeting, call Investor Relations at (216) 706-2945.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or email. In addition, we have retained Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, at an estimated cost of $20,000, plus customary costs and expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares of common stock. The Company’s employees will not receive any additional compensation for their participation in the solicitation.

How do I vote by proxy?

Whether or not you plan to attend the annual meeting, please vote on the Internet, by phone or by completing and returning the enclosed proxy card.

Voting by Mail. If you are a stockholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers and in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants. If any other matter is presented, your proxy will vote in accordance with his best judgment. As of the date of this proxy statement, we are not aware of other matters to be acted on at the annual meeting other than those matters described in this proxy statement.

If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee.

Voting on the Internet or by Telephone. If you are a stockholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a stockholder of record and you vote on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on March 19, 2018; you should not return your proxy card.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, or by giving notice to the Company in open meeting. Your presence at the annual meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the annual meeting, either in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

The eleven nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular director nominee, or if you indicate ‘WITHHOLD AUTHORITY’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee. If your shares are held in “street name” by a broker or nominee indicating on a proxy that it does not have authority to vote on this or any other proposal, this will result in a “broker non-vote,” which will not count as a vote for or a vote against any of the nominees.

The approval of executive compensation is an advisory vote; however, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal as approval of the compensation paid to the Company’s named executive officers. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

Although the Audit Committee may select the Company’s independent accountants without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal to be a ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent accountants. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Company common stock as of January 3, 2018 with respect to each person known to be a beneficial owner of more than five percent of the outstanding common stock.

Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership	Percentage of Class(8)
Capital World Investors(1) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	5,413,500	10.39%
Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	4,845,647	9.30%
Berkshire Partners LLC(3) 200 Clarendon Street, 35th floor Boston, MA 02116	3,678,733	7.06%
Tiger Global Management, L.L.C.(4) 9 West 57th Street, 35th Floor New York, NY 10019	3,260,000	6.25%
Morgan Stanley(5) 1585 Broadway New York, NY 10036	2,918,923	5.60%
BlackRock Inc.(6) 55 East 52nd Street New York, NY 10055	4,107,644	7.88%
Principal Financial Group, Inc.(7) 711 High Street Des Moines, IA 50392	2,677,120	5.14%

(1)	Information obtained from a Schedule 13G/A filed by Capital World Investors, a division of Capital Research and Management Company, on April 10, 2017 and a Form 13F-HR filed by Capital World Investors on November 14, 2017 reporting holdings as of September 30, 2017.

(2)	Information obtained from a Schedule 13G/A filed by The Vanguard Group on February 10, 2017 on behalf of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. and a Form 13F-HR filed by Vanguard Group, Inc. on November 14, 2017 reporting holdings as of September 30, 2017. Vanguard Group, Inc. has sole voting power over 74,820 shares and shared voting power over 10,628 shares.

(3)	Information obtained a Schedule 13D/A filed by Berkshire Fund VII, L.P. (“Fund VII”), Berkshire Fund VII-A, L.P. (“Fund VII-A”), Berkshire Investors LLC (“Investors”), Berkshire Investors III LLC (“Investors III”), Stockbridge Fund, L.P. (“SF”), Stockbridge Partners LLC (“SP”), Stockbridge Fund M, L.P. (“SFM”), Stockbridge Absolute Return Fund, L.P. (“SARF”) and Stockbridge Master Fund (OS), L.P. (“SOS”) on March 10, 2014 and from information obtained from Berkshire Partners LLC. The shares are beneficially owned by or through certain affiliated investment entities, including direct ownership by Fund VII, Fund VII-A, Berkshire Fund VIII, L.P., Berkshire Fund VIII-A, L.P., Investors, Investors III, Berkshire Investors IV LLC, SF, SOS, SARF, and SP (collectively, the “Berkshire Entities”). Each of the Berkshire Entities beneficially owns the shares. Robert Small is a managing director of Investors and SP and is also a director of the Company.

(4)	Information obtained from a Form 13F-HR filed by Tiger Global Management, L.L.C. on November 14, 2017 reporting holdings as of September 30, 2017.

(5)	Information obtained from a Form 13F-HR filed by Morgan Stanley on November 14, 2017 reporting holdings as of September 30, 2017. Morgan Stanley has sole voting power over 2,555,294 shares and shared voting power over 22,924 shares.

(6)	Information obtained from a Schedule 13G/A filed by BlackRock Inc. on January 30, 2017 on behalf of BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd and BlackRock Life Limited, and a Form 13F-HR filed by BlackRock Inc. on November 14, 2017 reporting holdings as of September 30, 2017. BlackRock has sole voting power over 3,572,732 shares.

(7)	Information obtained from a Form 13F-HR filed by Principal Financial Group, Inc. on November 2, 2017 reporting holdings as of September 30, 2017.

(8)	Percentage of ownership is based on 52,125,284 shares of common stock of the Company outstanding as of January 3, 2018.

The following table sets forth information regarding the beneficial ownership of Company common stock as of January 3, 2018 with respect to each director and named executive officer of the Company and all directors and executive officers as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. None of the shares held by directors or executive officers are pledged. The address for each individual listed below is c/o TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

	Amount and Nature of Beneficially Ownership(1)
Beneficial Owner	Shares	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares	Percentage of Class
David Barr	31,281	0	31,281	*
William Dries	1,259	8,044	9,303	*
Mervin Dunn	2,630	21,207	23,837	*
Michael Graff(2)	23,818	1,626	25,444	*
Sean P. Hennessy	31,665	5,044	36,709	*
W. Nicholas Howley(3)	26,735	824,909	851,644	1.61%
Raymond F. Laubenthal(4)	172,703	240,000	412,703	*
Gary E. McCullough	290	0	290	*
Douglas W. Peacock(5)	3,787	21,731	25,518	*
Robert J. Small(6)	3,678,733	10,544	3,689,277	7.08%
John Staer	91	6,644	6,735	*
Terrance Paradie(7)	3,974	67,200	71,174	*
Kevin Stein	6,811	118,800	125,611	*
Robert Henderson	25,000	235,100	260,100	*
Bernt Iversen	5,010	180,000	185,010	*
James Skulina(7)	33,000	100,750	133,750	*
All directors and executive officers as a group (20 persons) (8)	4,069,387	2,144,944	6,214,331	11.45%
*	less than 1%
(1)	Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended (the “Exchange Act”), within 60 days of January 3, 2018. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of January 3, 2018, but excludes shares underlying options held by any other person. Percentage of ownership is based on 52,125,284 shares of common stock of the Company outstanding as of January 3, 2018.

(2)	Includes 3,382 shares held by Mr. Graff as the trustee of certain trusts created for the benefit of his children and 16,096 shares held by a trustee of a trust created by Mr. Graff’s wife for the benefit of their children.

(3)	Includes options to purchase 11,424 shares that are held by Bratenahl Capital Partners, Ltd (“Bratenahl”). By virtue of his indirect ownership interest in Bratenahl, Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the options that are owned by Bratenahl. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl and reported herein as beneficially owned except to the extent of any pecuniary interest therein. All of the other options reported as held by Mr. Howley are held by Mr. Howley as trustee of a trust for the benefit of his family.

(4)	Includes 36,669 shares held in trust for the benefit of Mr. Laubenthal’s children. Mr. Laubenthal does not have any direct voting or dispositive power over the trust or economic interest therein and therefore, disclaims beneficial ownership.

(5)	Includes 3,000 shares held in trust by Mr. Peacock’s wife as trustee. Mr. Peacock does not have any direct voting or dispositive power over the trust or economic interest therein, and, therefore, disclaims beneficial ownership.

(6)	Includes 3,613,740 shares held by entities related to Berkshire Partners LLC (see footnote (3) to the preceding table). Mr. Small disclaims beneficial ownership of all shares owned or controlled by the Berkshire entities except to the extent of any pecuniary interest therein. Also includes 25,918 shares held by Mr. Small as trustee over which he has voting power but does not have any economic interest.

(7)	Mr. Skulina replaced Mr. Paradie as Interim Chief Financial Officer on January 2, 2018. For Mr. Skulina, includes 29,000 shares held in trust for the benefit of Mr. Skulina’s children.

(8)	Includes shares subject to options exercisable within 60 days of January 3, 2018. Includes (i) 3,382 shares held by Mr. Graff as trustee and 16,096 held by a trustee of a trust created by Mr. Graff’s wife (see footnote (2)), (ii) 11,424 options to purchase shares of common stock, which Mr. Howley may be deemed to beneficially own by virtue of his indirect ownership interest in Bratenahl (see footnote (3)), (iii) 36,669 shares held in trust for the benefit of Mr. Laubenthal’s children (see footnote (4)), (iv) 3,000 shares held by Mr. Peacock’s wife as trustee of a trust (see footnote (5)), (v) 3,613,740 shares held by entities related to Berkshire Partners LLC and 25,918 shares held by Mr. Small as trustee (see footnote (6)), and (vi) 29,000 shares held in trust for the benefit of Mr. Skulina’s children (see footnote (7)).

PROPOSAL ONE: ELECTION OF DIRECTORS

The total number of directors is fixed at eleven. At this annual meeting, the terms of all of the directors are expiring. Unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect all of the directors. The eleven nominees receiving the most votes will be elected as directors. If elected, each nominee will serve as a director for a one-year term and until his successor is duly elected and qualified.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board intends that proxies will be voted for the election of a substitute nominee designated by the Board as recommended by the Nominating and Corporate Governance Committee.

The following information is furnished with respect to each director nominee.

Name and Basic Information	Business Experience	Qualifications

DAVID BARR, age 54

Director Since: October 2017 (also director from 2003-2011)

Other Public Company Director Positions:

Builders FirstSource, Inc. – Nasdaq listed supplier of building products and services

Formerly a director of ARAMARK Holdings Corp. – NYSE listed provider of food, facilities and uniform services (through February 2016)

Former Managing Director, Warburg Pincus LLC, a private equity fund (2001 – 2017)

As a Managing Director of Warburg Pincus LLC, as well as Co-Head of its Industrial and Business Services Team and member of its Executive Management Group, Mr. Barr brings a private equity philosophy to the Board consistent with the Company’s management approach. Mr. Barr also has extensive public company experience, including prior service on the Company’s board.

WILLIAM DRIES, age 66

Director Since: 2011

Other Public Company Director Positions:

NN Inc. – Nasdaq listed manufacturer of precision metal and plastic components (serves as audit committee chair)

Formerly a director of Polypore International, Inc. – NYSE listed manufacturer of polymer-based membranes (through August 2015)

Retired Senior Vice President and Chief Financial Officer of EnPro Industries, Inc., a manufacturer of engineered industrial products (2002-2011)

Formerly with United Dominion Industries, Inc. and Ernst & Young LLP

Previously licensed as a certified public accountant

As a former certified public accountant and the former chief financial officer of two public companies, both engaged in manufacturing highly engineered industrial products, and as director and audit committee member of another public company, Mr. Dries’ finance background and public company experience is valuable to the Company and provides additional financial depth to the audit committee. Mr. Dries’ acquisitions and international experience is also beneficial to the Company.

Name and Basic Information	Business Experience	Qualifications

MERVIN DUNN, age 64

Director Since: 2007

Other Pubic Company Director Positions:

None

Formerly director of Commercial Vehicle Group, Inc. – NASDAQ-listed supplier of systems for the commercial vehicle market (through May 2013)

Operating Advisor, Clearlake Capital Group, since 2013

Formerly Chief Executive Officer of Futuris Group of Companies Ltd, a privately held Australian automotive supplier (August 2016 – October 2017)

Formerly Co-Chairman of the Board of Futuris Group of Companies Ltd (2013 – August 2016)

President and Chief Executive Officer of Merv Dunn Management & Consulting, LLC, a private management consulting company since 2013

Retired Chief Executive Officer of Commercial Vehicle Group, Inc., a NASDAQ-listed supplier of systems for the commercial vehicle market (1999 – 2013)

As former CEO of Commercial Vehicle Group, Mr. Dunn brings to the Board his extensive acquisition experience and experience with domestic and international management of an engineered product business, as well as his experience being the chief executive officer of a public company, all of which are useful to the Board.

MICHAEL GRAFF, age 66

Director Since: 2003

Other Public Company Director Positions:

None

Formerly a director of Builders FirstSource, Inc.—NASDAQ-listed manufacturer and distributor (through July 2016) and Polypore International, Inc. – NYSE-listed manufacturer of polymer-based membranes (through August 2015)

Managing Director of Warburg Pincus LLC, a private equity firm, since 2003 Formerly President and Chief Operating Officer of Bombardier Aerospace, an aerospace manufacturer

Mr. Graff brings to the Board a knowledge of acquisitions and capital market transactions and significant public company board experience, both acquired through his positions with Warburg Pincus. Additionally, with his aerospace industry experience, and his previous management consulting background at McKinsey, Mr. Graff’s industry and management perspective is valuable to the Company.

SEAN HENNESSY, age 60 Director Since: 2006 Other Public Company Director Positions: None

Senior Vice President, Corporate Planning, Development & Administration of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, since January 1, 2017

Formerly Chief Financial Officer of The Sherwin Williams Company (2001 – December 2016)

Certified public accountant

As a certified public accountant and former CFO of a public company engaged in manufacturing, Mr. Hennessy’s finance background and public company experience is valuable to the Company and critical for his service on the Company’s Board and as chair of the Audit Committee.

Name and Basic Information	Business Experience	Qualifications

W. NICHOLAS HOWLEY, age 65

Director Since: 2003

Other Public Company Director Positions:

None

Formerly director of Polypore International, Inc. - NYSE-listed manufacturer of polymer-based membranes (through November 2012)

Chairman of the Board of Directors since 2003

Co-founder of TransDigm Inc. and President and/or Chief Executive Officer of the Company since its inception in 2003 and of TransDigm Inc. since December 1998

As a co-founder of the Company, Mr. Howley brings to the Board an extensive understanding of the Company’s business. As the long-standing President and/or CEO of the Company and TransDigm Inc., Mr. Howley has played an integral role in the Company’s establishment and implementation of its core value drivers on an ongoing basis and in its rapid and strategic growth.

RAYMOND LAUBENTHAL, age 56 Director Since: 2015 Other Public Company Director Positions: None	Retired President and Chief Operating Officer of the Company (2005-2014) Formerly an employee of TransDigm Inc. or its subsidiaries since its inception in 1993

As a retired long-time management employee of the Company, Mr. Laubenthal brings to the Board an intimate knowledge of the Company and industry. In addition, Mr. Laubenthal’s continued involvement with the Company through Board service benefits the Company if it has a need for his expertise on any special projects (none of which are anticipated at this time).

GARY E. McCULLOUGH, age 59 Director Since: October 2017 Other Public Company Director Positions: None

Advisor to Abundant Venture Partners, a Chicago-based venture capital company, and to various other early stage companies since 2012.

Formerly Chief Executive Officer of Advertising Resources, Inc., a private company that provides design and packaging co-manufacturing and logistics for consumer package goods companies, (2014 – 2017)

Previously, President & Chief Executive Officer of Career Education Corporation, a publicly traded education services company, as well as serving in management positions with increasing responsibility at Ross Products, Abbott Laboratories, Wm. Wrigley Jr. Company and The Procter & Gamble Company

Mr. McCullough is valuable to the Board because of his public company leadership and public board experience. Mr. McCullough was previously President and CEO and served on the Board of Directors of Career Education Corporation, a publicly traded education services company. In addition to his service on the Board of Directors of Career Education Corporation, Mr. McCullough served on the Board of Directors of The Sherwin Williams Company from 2002—2011, where he served on the Audit Committee during his entire tenure and served as the Audit Committee Chair during 2011.

DOUGLAS PEACOCK, age 79 Director Since: 2003 Other Public Company Director Positions: None	Retired Chairman of TransDigm Inc. (1993 – 2003) Formerly CEO of TransDigm Inc. (1993 – 2001) Formerly President of TransDigm Inc. (1993 – 1998)

As a co-founder of the Company and retired CEO and Chairman of TransDigm Inc., with prior diverse and lengthy experience as senior management at a broad range of engineered products companies, Mr. Peacock brings to the Board an extensive understanding of the Company’s business.

Name and Basic Information	Business Experience	Qualifications
ROBERT SMALL, age 51 Director Since: 2010 Other Public Company Director Positions: None

Managing Director of Berkshire Partners LLC, a private equity investment firm, since 2000 (having joined the firm in 1992)

Managing Director of Stockbridge Partners LLC, a specialized investment group affiliated with Berkshire focused on marketable securities, since its inception in 2007

Mr. Small brings to the Board a knowledge of acquisitions and capital market transactions, based on more than 20 years of experience in the private equity industry, as well as a breadth of board experience. Mr. Small is or has been a director of several of Berkshire’s portfolio companies, including having previously served as director of Hexcel Corporation, a composite materials producer primarily for aerospace applications, which is publicly traded on the NYSE.

JOHN STAER, age 66

Director Since: 2012

Other Public Company Director Positions:

None

Formerly a director of Dalhoff Larsen & Horneman A/S, a Danish public company that is supplier of timber and wood products (through April 2017)

Formerly a director of Ambu A/S, a Danish public company that is a manufacturer of hospital and rescue service equipment (through December 2015)

Retired Chief Executive Officer of Satair A/S, a subsidiary of Airbus (“Satair”), and a distributor of aerospace products, including parts manufactured by subsidiaries of the Company (1993 – 2013)

Through 2013, Mr. Staer was CEO of Satair A/S when it was a public company in Denmark and then as a subsidiary of Airbus. Satair is a distributor of aerospace products, including parts manufactured by subsidiaries of the Company. In addition, Mr. Staer has prior experience as a CFO. Mr. Staer is valuable to the Board because of his industry experience, international experience (including extensively in Europe and the Pacific Rim), mergers and acquisitions experience and finance background and experience as a public company board member.

The Board of Directors recommends that the stockholders vote FOR the nominees for election set forth above. Proxies will be voted FOR election of the nominees unless otherwise specified.

The Nominating and Corporate Governance Committee recommends potential director candidates to the Board. In making its recommendations, consistent with the Committee’s charter, the Committee considers independence, as well as diversity, age, strategic and financial skills and experience, in the context of the needs of the Board as a whole. The Committee’s charter requires the selection of prospective Board members with personal and professional integrity who have demonstrated appropriate ability and judgment and whom the Committee believes will be effective, in conjunction with the other Board members, in collectively serving the long-term interests of the Company and its stockholders. There are no other stated criteria for director nominees, and the Committee considers other factors as it deems appropriate in the best interests of the Company and its stockholders. However, the Committee’s charter and the Company’s Corporate Governance Guidelines set forth the Board’s commitment to seek out highly qualified women and minorities to include in the pool from which Board nominees are chosen.

The Committee identifies nominees by first evaluating current Board members willing to continue in service. If any Board member does not wish to continue to serve or if the Committee or Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Committee then establishes potential director candidates from recommendations from the Board, senior management, stockholders and third parties. The Committee may retain a search consultant to supplement potential Board candidates if it deems it advisable.

As reflected on the previous pages, each Board member was chosen to be a director nominee because the Board and Committee believe that he demonstrated leadership experience, specific industry or manufacturing experience and experience with capital market transactions. Every director holds or has held executive positions in organizations that have provided him with experience in management and leadership development. The Board and the Committee believe that these skills and qualifications, combined with each director’s diverse background and ability to work in a positive and collegial fashion, benefit the Company and its stockholders by creating a strong and effective Board.

Messrs. Barr and McCullough were appointed as directors by the Board of Directors at the recommendation of the Nominating and Governance Committee in October 2017 after management and Board members reviewed several candidates and personally interviewed four candidates, including two men, one of whom (Mr. McCullough) was a minority, and two women. Mr. McCullough was recommended to the Board of Directors by Mr. Hennessy and Mr. Barr was recommended to the Board of Directors by Mr. Howley, with the support of several Board members who had previously served with Mr. Barr. Messrs. Barr and McCullough were elected by the Board of Directors in light of their qualifications discussed above. In preparation of the annual meeting to which this proxy relates, prior to the solicitation of proxies, the Company reviewed governance practices with eight shareholders, representing over 40% of shares outstanding. One common area of concern was the lack of gender diversity on our Board of Directors, of which we have taken note.

The Committee will consider stockholder suggestions concerning qualified candidates for election as directors. To recommend a prospective nominee for the Committee’s consideration, a stockholder must submit the candidate’s name and qualifications to the Company’s Secretary, Halle Fine Terrion, at the following address: TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114. The Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board. However, in determining qualifications for new directors, the Committee will consider potential members’ independence, as well as diversity, age, skill and experience in the context of the Board’s needs.

Stockholders who wish to nominate directors directly for election at an annual meeting should do so in accordance with the procedures in our Bylaws. In addition, the Company recently amended its Bylaws to provide proxy access to eligible stockholders. The proxy access Bylaw provides that a stockholder, or group of up to 20 stockholders, that owns 3% or more of the Company’s outstanding common stock continuously for at least three years may submit director nominees for the greater of two directors or 20% of the Board seats provided that the stockholder and nominees satisfy the requirements specified in our Bylaws. See “STOCKHOLDER PROPOSALS FOR 2019 MEETING” for more information about the procedures for direct nominations and proxy access.

DIRECTOR COMPENSATION

Mr. Howley, the only director who is also an employee of the Company, does not receive any director fees.

Compensation for non-employee directors for 2017 was as follows:

•	An annual retainer fee of $60,000, with such fee being paid, at the option of each director, either in cash or shares of the Company’s common stock, paid semi-annually in arrears. No additional Board or committee meeting fees were paid.

•	An additional retainer of $15,000 to the chairman of the Audit Committee, paid semi-annually in arrears.

•	An additional retainer of $5,000 to the chairmen of the Compensation and Nominating and Governance Committees, paid semi-annually in arrears.

In addition, every two years, the Company makes a grant of stock options to each outside director valued at $300,000 on a Black Scholes basis covering compensation for two fiscal years, granted on the same terms and conditions as those granted to Company employees, which vests over five years. In fiscal 2016, all the directors other than Mr. Laubenthal received such a grant for compensation in fiscal 2016 and 2017; Mr. Laubenthal retained a portion of options from his tenure as President and Chief Operating Officer of the Company and therefore did not receive equity compensation at that time. All of the outside directors received such a grant in November 2017 covering compensation for fiscal 2018 and 2019. The terms of the options are discussed in greater detail under “Executive Compensation – Equity Based Incentives – Options.” Non-employee directors must maintain equity in the Company (i.e., stock or vested in-the-money options) equal to at least $250,000.

In addition, pursuant to an agreement entered into in 1999 between TransDigm Inc. and Mr. Peacock, TransDigm Inc. is obligated to provide Mr. Peacock and his wife with medical and dental insurance coverage comparable to what they were receiving at the time of Mr. Peacock’s retirement. In light of the Company’s transition to self-insurance, in 2007, TransDigm Inc. and Mr. Peacock agreed that TransDigm Inc. would satisfy its obligations under the 1999 agreement by paying for Mr. Peacock’s Medicare and dental insurance coverage, Mrs. Peacock’s medical and dental insurance coverage, and supplemental medical reimbursement coverage for both Mr. and Mrs. Peacock, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. and Mrs. Peacock were covered under those benefit plans. TransDigm Inc. also agreed to retain a health insurance consultant to assist Mr. and Mrs. Peacock in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process at the outset and thereafter managing claims issues. These payments are made on a “grossed-up” basis for federal income tax purposes, but no gross-up payment related to fiscal 2017 has yet been made. The cost of coverage and related services under these arrangements in fiscal 2017 was approximately $11,560 and the cost of the gross-up payment for 2016, paid in January 2017, was $12,633.

The following table sets forth the compensation paid to the Company’s non-employee directors during fiscal 2017. Messrs. Barr and McCullough were not directors during fiscal 2017.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($) (2)	Total ($)
William Dries	133	59,867	—	392,424	452,424
Mervin Dunn	5,133	59,867	—	985,824	1,050,824
Michael S. Graff	5,133	59,867	—	179,228	244,228
Sean P. Hennessy	75,000	—	—	254,424	329,424
Raymond Laubenthal	133	59,867	—	—	60,000
Douglas W. Peacock	60,000	—	—	1,010,017	1,070,019
Robert J. Small	60,000	—	—	507,424	567,424
John Staer	60,000	—	—	328,024	388,024

(1)	Messrs. Dries, Dunn, Graff and Laubenthal elected to receive their semi-annual board retainer fees as stock. The shares were issued based on a value established on March 15, 2017 and September 15, 2017, on which dates the last closing prices of the common stock on the New York Stock Exchange were $231.76 and $256.15, respectively.

(2)	Represents amounts paid under the Company’s dividend equivalent plans described on page 30. Also includes approximately $24,193 for Mr. Peacock, constituting the net amounts paid to or on behalf of Mr. Peacock or his wife for medical insurance coverage or medical claims pursuant to the agreement between Mr. Peacock and TransDigm Inc. described above.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which guide it in the performance of its responsibilities to serve the best interests of the Company and its stockholders. A copy of the Corporate Governance Guidelines is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Board reviews the Corporate Governance Guidelines periodically.

Codes of Ethics & Whistleblower Policy

We are committed to integrity and ethical behavior and have adopted a Code of Ethics for Senior Financial Officers, a Code of Business Conduct and Ethics and a Whistleblower Policy. Each of these documents is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Code of Ethics for Senior Financial Officers. We have a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, chief operating officer, chief financial officer, division presidents, controllers, treasurer and director of internal audit (collectively, “Senior Financial Officers”). This code requires Senior Financial Officers to: act with honesty and integrity; endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the SEC and other public filings or communications made by the Company; endeavor to comply with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies; not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; not use for personal advantage confidential information acquired in the course of their employment; proactively promote ethical behavior among peers and subordinates in the workplace; and promptly report any violation or suspected violation of the code to the Audit Committee. Only the Audit Committee or the Board may waive a provision of the code with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. There were no such waivers or amendments in 2017.

Code of Business Conduct and Ethics. We also have a Code of Business Conduct and Ethics that reflects the Company’s commitment to honesty, integrity and the ethical behavior of Company employees, officers and directors. The code governs the actions, interactions and working relationships of Company employees, officers and directors with customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has contact. The code sets forth the expectation that employees, officers and directors will conduct business legally and addresses conflict of interest situations, protection and use of Company assets, corporate opportunities, fair dealing, confidentiality and reporting of illegal or unethical behavior. Only the Board or the Nominating and Corporate Governance Committee may waive a provision of the code with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. There were no such waivers or amendments in 2017.

Whistleblower Policy. The purpose of the Whistleblower Policy is to encourage employees to disclose alleged wrongdoing that may adversely impact the Company, its customers or stockholders, fellow employees or the public, without fear of retaliation. The policy sets forth procedures for reporting alleged financial and non-financial wrongdoing on a confidential and anonymous basis, a process for investigating reported acts of alleged wrongdoing and a policy of non-retaliation. Reports may be made directly to the CFO, Audit Committee or Convercent, a third party service retained on behalf of the Audit Committee. The Audit Committee chair receives notices of complaints and oversees investigation of complaints of financial wrongdoing.

Board Composition

The Company’s amended and restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its Board of Directors. The number of directors is currently fixed at eleven. The directors are elected for one-year terms.

Independence of Directors

Currently, all of the directors, other than Messrs. Howley and Laubenthal, are “independent directors” within the meaning of the NYSE’s listing standards. In determining that Mr. Staer is independent, the Board considered Mr. Staer’s former relationship with Satair and Satair’s relationship to the Company, as well as the former relationship between Mr. Howley and Satair. In determining that Mr. Peacock is independent, the Board considered the insurance arrangement between Mr. Peacock and the Company described in this proxy statement under “Director Compensation.” We do not have separate criteria for determining independence, different from the NYSE listing standards. The Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that would preclude independence as specified in the listing standards of the NYSE will be considered independent.

Board Leadership Structure

The Board leadership structure is comprised of a combined Chief Executive Officer and Chairman of the Board. The Board believes that combining the function of CEO and Chairman is appropriate for the Company because it ensures that the Board focuses on important strategic objectives and understands challenges facing the Company in its day-to-day operations. This combined role is balanced by the independence of the other directors and the role of the presiding director described below.

The Board uses a presiding director, who is an independent director that leads regularly scheduled executive sessions of the non-management and independent directors. The Board designates the presiding director at each meeting on a rotating basis.

Board Self-Evaluation

The Board and each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conduct a self-evaluation annually.

Board’s Role in Risk Management Oversight

The Board oversees the process of risk management. Management regularly communicates with the Board regarding the Company’s risk exposure and its efforts to monitor and mitigate such risks. Specifically, the Company’s executive officers meet annually to discuss the material risks facing the Company and ways to mitigate those risks. Management then provides a summary of its findings to the Board and the Board reviews and discusses such risks at a regularly scheduled Board meeting.

Board Meetings

The Board held six meetings in fiscal 2017. Each director attended more than 75% of the aggregate number of meetings of the Board and committees on which he served in fiscal 2017. The Board does not hold a meeting on the date of the Company’s annual stockholder meeting and the Company has not established a policy regarding director attendance at the stockholder meeting. One director attended the 2017 annual stockholder meeting; no stockholders attended the meeting in person. After each meeting of the Board, non-management directors meet independently of the CEO and Chairman and independent directors meet independently. In fiscal 2017, non-management directors and independent directors met in executive session after each regularly scheduled Board meeting.

Board Committees

The Board of Directors has an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The members of the committees are as set forth in the following table:

	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David Barr(1)				⬛
William Dries		⬛		⬛
Mervin Dunn			⬛	◆
Michael Graff			◆
Sean Hennessy		◆	⬛
W. Nicholas Howley	⬛
Raymond Laubenthal
Gary E. McCullough(1)		⬛
Douglas Peacock	⬛
Robert Small	⬛	⬛	⬛
John Staer		⬛		⬛
◆	Denotes Chairman

[1]	Messrs. Barr and McCullough did not become directors until after the end of fiscal 2017.

Details regarding the responsibilities and meetings of the Nominating & Corporate Governance, Audit and Compensation Committees are set forth below.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE	AUDIT COMMITTEE	COMPENSATION COMMITTEE

Committee Responsibilities:

The Committee:

•  oversees & assists the Board in identifying & recommending nominees for election as directors;

•  recommends to the Board qualifications for committee membership, structure & operation;

•  recommends to the Board directors to serve on each committee;

•  develops & recommends to the Board corporate governance policies & procedures;

•  provides oversight with respect to corporate governance & ethical conduct;

•  leads the Board in its annual performance review;

•  oversees the Company’s succession planning.

Committee Responsibilities:

The Committee:

•  oversees issues regarding accounting & financial reporting processes & audits of the Company’s financial statements.

•  assists the Board in monitoring the integrity of the Company’s financial statements, compliance with legal & regulatory requirements, independent auditor’s qualifications & independence, & the performance of the Company’s internal audit function & independent auditors;

•  assumes direct responsibility for the appointment, compensation, retention & oversight of the work of the Company’s independent auditors;

• provides a venue for consideration of matters relating to audit issues.

Committee Responsibilities:

The Committee:

•  discharges the Board’s responsibilities relating to compensation of Company executives;

•  oversees the Company’s compensation & employee benefit plans and practices;

• has sole discretion concerning administration of the Company’s stock option plans, including selection of individuals to receive awards, types of awards, the terms & conditions of the awards & the time at which awards will be granted, other than awards to directors, which are approved by the full Board.

Committee Independence: Each Committee member is independent under NYSE listing standards	Committee Independence: Each Committee member is independent under NYSE listing standards and as such term is defined in Rule 10A-3(b)(1).

Committee Independence:

Each Committee member is independent under NYSE listing standards, a “non-employee director” as defined in Section 16(b) of the Securities Exchange Act of 1934 and an “outside director” as defined in Section 162(m) of the Internal Revenue Code. In determining independence, the Board affirmatively determined that none of the Committee members has a relationship with the Company that is material to his ability to be independent from management in connection with his duties on the Committee.

Number of meetings in FY17: 4	Number of meetings in FY17: 8	Number of meetings in FY17: 6

The Executive Committee possesses the power of the Board of Directors during intervals between Board meetings. The Executive Committee held no formal meetings during fiscal 2017, although it did act by unanimous written consent.

Copies of the charters for the Nominating & Corporate Governance Committee, Audit Committee and Compensation Committee are posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and are available to any stockholder in writing upon request to the Company.

Stockholder Communication with Board of Directors

Any stockholder or other interested party who desires to communicate with any of the members of the Board of Directors may do so electronically by sending an email to ir@transdigm.com. Alternatively, an individual may communicate with the members of the Board by writing to the Company, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114. Communications may be addressed to an individual director, a Board committee, the independent directors or the full Board of Directors. Communications received by Investor Relations will be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors reviews and must approve all related party transactions. Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full Board for consideration. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board and the Board may approve or disapprove the Company entering into the transaction. All related party transactions, whether or not those transactions must be disclosed under Regulation S-K Item 404, are approved by the Board pursuant to the policy.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

Executive Compensation Philosophy — Overview and Key Take-Aways

As our investors are well aware, TransDigm’s guiding mission is unique amongst public companies in that our company goal is to provide the liquidity of a public company with private equity like returns. By extension, our executive compensation program is designed with this private equity philosophy in mind and thus has the primary goal of closely aligning the interests of executives and other key employees with those of stockholders.

The Compensation Committee applies this philosophy with a focus on designing a competitive total compensation package that enables the Company to attract and retain qualified executives and senior management based on their responsibilities and the Company’s performance. The Committee is mindful that much of the competitive talent pool is in the private markets where ownership principles are heavily ingrained in the leadership team and reflected in compensation programs. As a result, management’s salaries are well below peer medians, but there is considerable upside potential if the Company delivers superior or private equity-like performance.

To ensure that management interests are completely aligned with those of stockholders, the key tenets of the Company’s executive compensation program are:

✓	Incentives that are 100% performance-based
✓	Robust performance conditions that ensure no vesting unless targets are met
✓	Ownership policies that encourage long-term stock retention
✓	Dividend Equivalent Rights to “make-whole” executives who hold vested performance options
✓	Limited cash compensation

Incentives are 100% Performance-based

Both annual and long-term incentives are tied to Company performance against Annual Operating Performance (“AOP”) growth each year, with minimum vesting at 10% growth and maximum vesting at 17.5% growth. Short-term incentives incorporate both AOP and EBITDA (as defined in the Company’s

Credit Agreement), weighting each factor 50%. Long-term incentives are subject to achievement of cumulative growth targets over the applicable multi-year period. The Committee believes that the additional metric underpinning short-term incentives and the use of cumulative growth rates for long-term incentives mitigate any risk potentially associated with the use of the same metric of both annual and long-term incentives.

Robust Performance Conditions for Options

Performance incentives are subject to rigorous vesting hurdles: the minimum threshold for any option vesting requires a 10% cumulative growth in AOP. For maximum vesting, the cumulative growth rate required is 17.5% for each performance period. The Committee chose the AOP metric to focus management on EBITDA growth, management of capital structure, cash generation, and acquisition performance.

Future capital structure changes are accounted for by adjustments made at the time such events occur. For instance, targets are adjusted for dividends paid to stockholders and share repurchases. The Committee believes the adjustments are appropriate and necessary to account for the early return to stockholders because if a portion of the investment is returned early via special dividend or other form of return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets does not make the targets any easier to achieve but rather simply ensures that the IRR targets identified by the Committee are maintained.

How do we achieve our target growth? As described above, our long-term objective is to give stockholders well performing, private equity-like returns. We believe use of AOP as a metric best aligns management with that goal. In order to get to 17.5% growth, we must focus on underlying business operations, capital structure and utilization and growth through acquisitions. Generally, and on average, we plan to achieve our growth target as follows:

We believe use of this AOP option target maximally incents our leadership team to drive sustainable long-term value for all stockholders. As defined, AOP growth effectively assesses value creation by taking into account many aspects of the Company’s performance without focusing on a single measure. As such, it is unique — eliminating the need for several different metrics—and achieves an unusually high level of pay-for-performance alignment by emphasizing long-term stockholder value.

Incentivize Long-Term Executive Stock Ownership

To ensure continued alignment of management interests with those of stockholders, the Committee has adopted rigorous stock ownership guidelines that require the CEO to own at least $10 million in Company equity, including at least $5 million in actual common stock. Other NEOs are subject to lower, though similarly challenging, guidelines. These robust guidelines, coupled with a strict prohibition on pledging, hedging and derivative trading for all employees have ensured that all executives have and will continue to have a significant amount of value held in Company stock, thereby solidifying ongoing direct alignment with stockholders. All named executive officers have exceeded their respective guidelines.

To ensure that optionholders are incentivized to retain (as opposed to exercise) fully vested performance options, the Committee believes it critical to equate employees to stockholders, ensuring they are not deprived of the benefits of being a stockholder. To that end, the Committee determined that optionholders be entitled to dividend equivalents.

Dividend Equivalents Explained

Dividend decisions, like at other companies, are a capital structure decision made by the Board based on the Company’s operations, cash flows, credit structure, availability of cash or borrowing capacity, outlook for acquisitions, favorable capital market conditions, the availability of surplus under applicable law as well as certain operating performance covenants under the Company’s credit facilities.    However, unlike other companies, because of the Company’s consistent high cash flow and strategic view of leverage, the Company has historically paid special dividends that are unusually large and hard to predict.

It is important to note that dividend decisions are made exclusive of the compensatory impact. And compensation decisions are made without regard to the possibility of future dividend equivalent payments (DEPs).

	DEP	NO DEP
Stock Price Before Dividend	$100	$100
Option Strike Price	(25)	(25)

Option Value to Holder	75	75

$50 Dividend:
Stock Price After Dividend	$50	$50
Option Strike Price	(25)	(25)

Option Value to Holder	25	25

Dividend Equivalent Right	50	-

Value to Option Holder	$75	$25

No DEP Would be Significant Disincentive for Executive Management Team Who Receives Majority of Compensation in Stock Options

To align management and stockholders, the Company’s dividend equivalent plans provide optionholders with the right to receive DEPs if the Board declares a dividend on the Company’s common stock. The Committee strongly believes that absent the DEPs, the optionholders are at a clear disadvantage to stockholders, which would incentivize the exercise and sale of the vested option and could undermine the alignment of their interests with those of stockholders.

Importantly, pursuant to the DEPs, employees receive dividend equivalent payments on options (i) that have vested based on rigorous performance criteria, and (ii) that the optionholder has chosen not to exercise even though vested.

As illustrated above, the Committee believes that excluding employees from sharing in the capital return to all stockholders would be contrary to incentivizing them to maintain alignment with stockholder interests.

Limited Cash Compensation

Given the emphasis on performance-conditioned incentives, cash executive compensation represents a reduced percentage of total compensation. In the case of CEO Mr. Howley and Vice Chairman Mr. Henderson, following amendments to their employment agreements in 2015 and 2016, respectively, they receive no base salary or annual bonus in cash except for nominal amounts to cover participation co-premiums for health insurance and related taxes. Moreover, for other executives that receive cash compensation, the company benchmarks between the 25th and 35th percentile of the Company’s peers.

Compensation Philosophy is Working

That the Committee philosophy is creating value for stockholders is evidenced by:

✓	Strong Ownership Culture

o	Management holds ≈ 11% of available equity on a fully diluted basis

o	5.7 million stock options outstanding, of which 3.7 million stock options are fully vested

o	≈ 180 employee stock option holders

✓	Long-term Growth in Stockholder Value

✓	Capital Returned to Stockholders

o   $46 per share in dividends in fiscal 2017, or $2.4  billion

o   $390 million share repurchases in 2017

o   $106 per share in dividends over past 5 years, or $5.6 billion

o   $757 million share repurchase over past 5 years

✓	Exceptional Operational Performance Growth

o	FY 1993 – 2017 Revenue CAGR 20%

o	FY 1993 – 2017 EBITDA as Defined CAGR 24%

o	EBITDA as Defined margin expansion from 20% to almost 50%

✓	Operational Excellence Continues Even in Short Term

o  Unusual Stock Price Volatility in Fiscal 2017

o  We believe largely due to orchestrated
media campaign by short sellers

o  One-year TSR wildly varies based on
starting point (see chart)

o  Yet, operational excellence continues with:

◾  Sales Growth of 11%

◾  EBITDA As Defined Growth of 14%

o  TDG stock recently hit an all-time high

✓	CEO Pay is completely Aligned with Company Performance

o	No cash compensation (except for $7,000 for health care co-premium and related tax)

o	Equity awards 100% performance-conditioned

o	No tax gross-ups

o	Dividend equivalent payments received based on dividends paid to all stockholders

◾	In fact, nearly half of dividend payments in 2017 were paid on vested options that had been held for over 5 years

Conclusion

During fiscal 2017, the Company continued to excel in its operations but experienced unusually high volatility in its stock, based in large part on an orchestrated media campaign by short sellers to drive down the price of the Company’s stock. The Company strategically determined not to respond to allegations and instead determined to let the business and its results speak for themselves. The Company stock price has since recovered to reach its all-time high, creating significant value for stockholders. The Company’s ongoing progress in executing its strategy for building and sustaining stockholder value, coupled with a compensation program heavily leaning toward performance-based criteria, form an appropriate framework within which executive compensation decisions are made by the Committee.

Excellence in Performance

Operationally, the Company had yet another good year. Net sales rose 11% to $3.5 billion, and net income from continuing operations rose 7% to $629 million, or $8.45 per share. Fiscal 2017 “EBITDA As Defined” increased 14% to $1.7 billion. “EBITDA As Defined” as a percentage of net sales was approximately 49% for the year. This “EBITDA As Defined” margin was up almost 200 basis points on a year over year basis. Fiscal 2017 adjusted net income, excluding expenses related to acquisitions, non-cash stock compensation, refinancing and other non-recurring charges rose 8% to $687 million, or $12.38 per share.

In recognition of our performance and our unique business model, TransDigm was named to the Forbes 2017 World’s Most Innovative Companies list, an honor our Company has also received multiple times in the past.

Alignment of Executive Interests

The Committee believes that the superior operational performance and consistent stock price outperformance is a direct consequence of the continued alignment of the interests of management with those of stockholders. We believe that the confluence of these interests incentivizes management to execute on initiatives that drive the long-term success of the Company and continue to drive sustainable value creation for all its stakeholders.

Performance-driven Compensation

Critical to maintaining the link between management and stockholders is our executive compensation program. The 100% performance-based incentives underscore the link between executive pay and Company performance. Pursuant to the amendments to their employment agreements, our CEO and Vice Chairman receive all but $7,000 and $10,000, respectively, (for healthcare and related taxes) in performance options – effectively 100% of their compensation is performance-based. Multi-year performance periods with robust performance hurdles ensure execution of initiatives that create long-term value. Once the performance options vest, stringent stock ownership guidelines coupled with the strict prohibition on hedging and pledging of Company shares ensure the prevalence of an ownership culture amongst executives that underpins the convergence of the interests of management and stockholders, ultimately responsible for the tremendous stockholder value evidenced over the history of the Company.

Hence, the Committee and Board are recommending that stockholders approve the advisory vote on executive compensation.

Executive Compensation Program

The Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for executive officers. Mr. Howley recommends to the Committee, for its approval, option awards for all officers other than himself and salary and bonus amounts for the Chief Operating Officer, Chief Financial Officer and Executive Vice President – Mergers & Acquisitions. Mr. Stein, President and Chief Operating Officer, recommends to the Committee, for its approval, salary and bonus amounts for the other executive officers. The Committee reviews Mr. Howley’s and Mr. Stein’s recommendations and ultimately determines the salary, bonus and option award, if applicable. The Committee determines Mr. Howley’s salary and bonus amounts (from which his option award is determined) without his input. Generally, individual performance, company performance, market conditions and other factors are considered in determining compensation. The Committee generally does not consider the tax or accounting treatment of items of compensation in structuring its compensation packages, except that it makes an effort to ensure that any deferred compensation is compliant with Section 409A of the Internal Revenue Code.

2017 Compensation Committee Actions

The Committee took routine actions during 2017, including granting options and approving annual salaries and bonuses.

In addition, as disclosed in last year’s proxy, the Committee approved an Amended and Restated Employment Agreement with Kevin Stein, pursuant to which Mr. Stein serves as President and Chief Operating Officer. The Employment Agreement, dated December 14, 2016, replaced Mr. Stein’s Employment Agreement dated October 29, 2014, as amended. The primary purpose of the amendments contained in the Employment Agreement as compared to the prior agreement was to account for Mr. Stein’s change in title, to change his target bonus from 80% to 100% of his base salary and to extend his ability to terminate for good reason if he does not become Chief Executive Officer so that he may now terminate for good reason if he is not appointed Chief Executive Officer by

December 31, 2019, as well as increase the severance payable on such event to two times his annual salary and bonus. Formerly he had a right to terminate for good reason if he was not appointed Chief Executive Officer by December 31, 2017 and the severance payable therefor was 1.5 times his annual salary and bonus. Unless earlier terminated by the Company or Mr. Stein, the term of the Employment Agreement expires on October 1, 2021. See “Employment Agreements – Employment Agreements with Other Executive Officers” on pages 48-49 for further information and a more complete description of the agreement.

Also as disclosed in last year’s proxy, the Committee approved an Amended and Restated Employment Agreement with Robert Henderson, pursuant to which Mr. Henderson serves as Vice Chairman of the Company. The Employment Agreement replaced Mr. Henderson’s Employment Agreement dated February 24, 2011, as amended. The term of the Employment Agreement expires on December 31, 2018, unless earlier terminated by the Company or Mr. Henderson. The provision for automatic renewal of the agreement was deleted. The Employment Agreement contemplates that Mr. Henderson will spend about three-quarters of his working time working for the Company. In addition to the change in title, term and full-time status, the primary purpose of the amendments contained in the Employment Agreement as compared to the prior agreement was to provide Mr. Henderson with equity compensation in lieu of cash compensation for salary and bonus on similar terms to those contained in Mr. Howley’s employment agreement. Under the terms of the Employment Agreement, Mr. Henderson will receive $10,000 in cash to cover his employee co-premiums for health benefits and related taxes and otherwise receives options in lieu of cash salary. Mr. Henderson received a grant of options to purchase 8,500 shares of Company common stock for calendar year 2017 and 7,600 shares of Company common stock for calendar year 2018. In addition, Mr. Henderson is entitled to participate in the Company’s annual cash incentive plan with a target bonus of 6,500 shares of Company common stock for fiscal year 2017 and 5,900 shares of Company common stock for fiscal year 2018, in each case as adjusted by the percentage greater than or less than the plan would yield as compared to target incentives. The Employment Agreement was amended and restated on January 25, 2018 primarily to modify the vesting schedule for options granted as salary and bonus. See “Employment Agreements – Employment Agreements with Other Executive Officers” on pages 48-49 for further information and a more complete description of the agreement.

Recent Developments Following Fiscal Year End

On January 2, 2018, Mr. Paradie resigned from the Company for personal reasons, effective April 2, 2018. The Committee approved a severance for Mr. Paradie consistent with the provisions of his Employment Agreement if he had been terminated without cause or resigned for good reason. See “Employment Agreements – Employment Agreements with Other Executive Officers” on pages 48-49 for a description of those provisions.

The Committee also approved the amendment and restatement of Mr. Henderson’s employment agreement as disclosed above.

Impact of 2017 Short Seller Activity on TSR

Since inception, the Company has established a consistent upward trajectory in both operational growth as well as shareholder returns. As of fiscal 2017, the Company significantly outperformed the S&P 500 index over a three-year period, as well as over a five-year period. This shareholder return generation reflects the Company’s ongoing momentum, with total shareholder returns since the Company’s initial public offering of over 1,650%.

Our long-term performance has been excellent and has resulted in outstanding returns to stockholders – with a three-year average annual total shareholder return of 18%. Taking it out further, a five-year average annual total shareholder return of 27%, and looked at over 10-years, we have delivered an average annual total shareholder return of 27%.

During fiscal 2017, the Company experienced unusually high volatility in its stock, based in large part on an orchestrated media campaign by short sellers to reduce the price of the Company’s stock which materially impacted the one-year TSR calculation. The Company strategically determined not to respond to what it believed to be meritless allegations and instead determined to let the business and its results speak for themselves. The Company has little doubt that the short-selling pressure was responsible for the sharp decline in its stock price, as evidenced by the steady rebound.

Illustratively, the Company’s Calendar Year TSR was 20%, more in line with our track record over the recent 3-, 5- and 10-year TSR performance. In fact, the stock recently hit an all-time high.

It is important to recognize that part of the total return reflects the payment to stockholders of aggregate $46 and $105.85 per share in dividend payments to stockholders over the three and five-year periods, respectively. Dividends are just one example of how we create value for stockholders, though our adherence to a focused and disciplined capital allocation philosophy has led to sizeable episodic dividend payments.

Over the past three years we have experienced different business conditions and managed capital accordingly. In fiscal 2015 and 2016, we found a number of attractive acquisition opportunities that met our strategic and shareholder return criteria. In fiscal 2017, a very different environment, we found few acquisition candidates, acquiring only three add-on aerospace product lines. Our preference for capital allocation is to make accretive acquisitions or invest in existing businesses. But, highlighting our flexible value-focused strategy, when acquisitions are not available, we elect to allocate capital to return to shareholders. Accordingly, we returned about $3 billion to stockholders in fiscal 2017.

The Board commended the management team’s leadership in connection with the Company’s allocation of capital while continuing to aggressively pursue the Company’s long-term value drivers. The Committee believes that the Company’s activities in 2017 created significant value for Company stockholders, which is borne out by looking at the 2017 calendar year-end data.

Elements of the Executive Compensation Program

Equity Based Incentives

Performance-Based Stock Options

Overview

We intend that the largest portion of management’s potential earnings be based on total stockholder return. We believe that performance-based stock option grants motivate and incentivize management to focus on long-term performance. Our stock option program covers management at the corporate level and our 33 operating units, for a total of approximately 180 people. Performance-based stock options reinforce the long-term goal of increasing stockholder value and yielding returns comparable to or higher than well-performing private equity funds by holding management to a minimum 10% AOP growth trajectory before any options can vest. Such structure effectively aligns the interests of stockholders and management. We only grant options that vest upon performance targets. We do not grant options that merely vest based on the passage of time.

The Committee does not make regular annual grants of options to its employees (other than to the CEO). Rather, it grants options that vest over five years in connection with hirings, promotions and the assumption of increased responsibilities. Thereafter, unless there has been an intervening five year award because of a promotion, the Company grants biennial extension awards that vest in the fourth and fifth year following the award. These grants are generally made in the third year of vesting under the initial award so that the employee always has four or five years of future option vesting in order to promote maximizing long-term value.

Stock options vest based on the achievement of specific performance-based targets. Initial options vest up to 20% annually based on the achievement of annual targets and two-year extension options vest up to 50% in the fourth fiscal year after the grant and up to 50% in the fifth year after the grant based on the achievement of performance targets. Commencing with options awarded in fiscal 2015, options awarded to Mr. Howley in fiscal 2015 will vest in the fifth fiscal year after the grant; options awarded to Mr. Howley in fiscal 2016 and 2017 will vest in the fourth fiscal year; and options awarded to Mr. Howley in fiscal 2018 and 2019 will vest in the third fiscal year.

Performance-based Option Vesting at Rigorous Targets

Option vesting is subject to rigorous performance hurdles: the minimum threshold for any option vesting requires a 10% cumulative growth in annual operating performance (AOP). For maximum vesting, the growth rate required is 17.5% for each performance period. The Committee identified this CAGR range as an appropriate driver of our management team at the base and maximum payout thresholds because it will incent them to create value for stockholders at a rate that outperforms the typical private equity model. The AOP metric focuses management on EBITDA growth, management of capital structure, cash generation, and acquisition performance, as appropriate to the different performance periods. Through these performance-based options with five year performance periods, we believe we have optimized management incentive to drive stockholder value creation over the long term and appropriately linked compensation with Company performance.

Specifically, AOP targets are set at the time of grant and represent an intrinsic share price. As described below, they are set by taking the prior year’s AOP and increasing such amount by 10% and 17.5%, respectively, to establish the minimum and maximum targets. In other words, as demonstrated in the chart on the following page, the intrinsic share price must grow at a compound annual growth rate of 10% for any vesting to even occur at all; for 100% vesting, the intrinsic share price must grow at a compound annual growth rate of 17.5%. Targets are thus robust, requiring 17.5% compound annual growth from the most recently completed year for maximum vesting. Targets were set with a 17.5% compound annual growth rate in an effort to achieve growth at or above the long-term returns of top performing private equity funds, with the hope that market growth will reflect the Company’s intrinsic growth. This is consistent with our objective of providing stockholders with returns at or above those of well-performing private equity funds. If these returns are achieved, both investors and management benefit significantly.

Targets are calculated based on a ratio of (a) the excess of (i) the product of EBITDA (as defined in the Company’s credit agreement) and an acquisition-weighted market multiple over (ii) net debt to (b) the Company’s number of diluted shares as of such date based on the treasury stock method of accounting (the “operational performance per diluted share”). The targets are adjusted for dividends and share repurchases. To simplify, option targets and vesting are basically calculated as follows:

AOP, as reflected above, takes into consideration the following:

•	growth in EBITDA;

•	management of capital structure;

•	cash generation;

•	acquisition performance, including the acquisition price paid; and

•	the impact of option dilution on common shares outstanding.

We use AOP growth (i.e., growth in intrinsic equity value) as the performance-based metric for a number of reasons:

•	It focuses management on the fundamentals of stockholder value creation— i.e., EBITDA, cash generation, capital structure management and return of capital, as appropriate.

•	This is the basic private equity formula for value that management has focused on achieving since its inception in 1993.

•	Over the long term, we believe that market value of our stock will generally follow intrinsic value.

Specifically, historical and future targets under the option plan, and actual performance through fiscal 2017, are set forth in the table below. Targets are set, and options vest, over five year periods. The few years in which our actual performance has far exceeded our option targets followed significant well-performing acquisitions, such as our acquisitions of McKechnie for $1.3 billion in the beginning of fiscal 2011 and of AmSafe for $750 million in the middle of fiscal 2012 (in addition to the other $382 million of acquisitions in fiscal 2011 and $118 million of acquisitions in fiscal 2012) and our four acquisitions totaling $1.6 billion in 2015.

Targets are adjusted for dividends paid to stockholders and share repurchases. The Committee believes the adjustments are appropriate and necessary to account for the early return of value to stockholders because if a portion of the investment is returned early via special dividend or return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets does not make the targets any easier to achieve but rather maintains the IRR targets.

Other Option Terms

Because we view our performance on a long-term basis and the targets are set to achieve long-term compound annual and cumulative growth, if the annual performance per share exceeds the maximum target in an applicable year, such excess may be treated as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of options would otherwise have vested for such years. This allows management to focus on long-term value without having to make short-term decisions to maximize vesting in a particular year. We believe this feature acts similarly to long-term incentive plans that take into account performance over a multi-year period. We also believe this plan feature mitigates compensation risk, because if performance were measured in only one-year “snap-shot” increments, management could be incentivized to sacrifice longer term goals to achieve vesting in the short term.

In addition to vesting based on operational targets, in the event of a change in control, options become fully vested. The Company does not provide for any gross up to any payments that would be deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code.

The options also have an alternate market-based performance measurement, such that if, beginning in the second fiscal year following the date of grant, the price of the Company’s common stock on the NYSE exceeds two times the exercise price of the options less dividends paid since the date of grant, then, to the extent that the options did not otherwise vest in accordance with their terms, the options may vest 50% in the fourth fiscal year from the date of grant and 50% in the fifth fiscal year from the date of grant (or if such market price is achieved in the fifth year, 100% may vest in the fifth fiscal year); but vesting of the options will not accelerate as compared to their original vesting schedule.

Treatment of Options for Executives Upon Termination

Option agreements for executive officers provide that if the officer’s employment terminates by reason of death, disability, without cause, for good reason or retirement (after age 65 with 10 years of service or after age 60 and 15 years of service), vesting of the options will continue after termination generally as follows:

Termination Date	Percent of Remaining Options Vesting(1)
During second fiscal year after grant date	20%
During third fiscal year after grant date	40%
During fourth fiscal year after grant date	60%
During fifth fiscal year after grant date	80%
After fifth fiscal year after grant date	100%
(1)	Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

The option agreements for options awarded to Mr. Howley provide for continued vesting following a termination of Mr. Howley by reason of death, disability, without cause, for good reason or retirement as described in detail under “Potential Payments Upon Termination or a Change in Control – Termination Payments for W. Nicholas Howley” on pages 36-38.

2017 Grants

Options are granted generally at regularly scheduled board meetings during November through April. Because all options vest based on performance criteria and vesting occurs at the end of each fiscal year, grants for any new hire or promoted employee who would otherwise receive a grant after April in any year are deferred until November.

Options to purchase 738,974 shares of common stock were granted under the program in fiscal 2017. The number of shares subject to the 2014 stock option plan is 5,000,000, of which 4,137,011 shares remained available for granting under the plan as of September 30, 2017.

Dividends and Dividend Equivalents

Dividends

Dividend decisions, like at other companies, are a capital structure decision made by the Board. We do not have a policy of paying regular dividends. Instead, the Board regularly evaluates our capital allocation optionality and will declare a special dividend based on an assessment of availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under the Company’s credit facilities.

Our preference for capital allocation is to make accretive acquisitions or invest in existing businesses. But, when acquisitions are not available, we elect to allocate capital to return to stockholders. Because of the constantly dynamic state of acquisition opportunities, as well as other external forces such as the health of credit markets, geo-political activity, competitive industry opportunities and pressures, these special dividends are unpredictable, episodic, and, unlike other companies, have historically been very large. Most recently, the Company paid two dividends, totaling $46 per share, in fiscal 2017; however, the Company paid no dividends in fiscal 2015 and 2016. The Company’s last dividend paid prior to 2017 was a $25 per share dividend in 2014.

Dividend decisions are made exclusive of compensatory impact. And compensation decisions are made without regard to the possibility of dividend equivalent payments. However, due to the unique structure of our executive compensation program, which significantly underpays relative to peers short term but provides extraordinary upside in the long term, the Committee believes our use of DEPs are critical to the understanding of what motivates our executive team.

Dividend Equivalent Payments (DEPs)

In order to closely align management and stockholder interests in all aspects of the Company’s operations and capital structure, we have dividend equivalent plans that provide optionholders the right to receive dividend equivalent payments (DEPs) if the Board declares a dividend on the Company’s common stock. Maintaining an even playing field between constituencies is important to and consistent with the Company’s private equity compensation philosophy. As such, the Committee strongly believes that absent the DEPs, the optionholders are at a clear disadvantage to stockholders, which would incentivize the exercise and sale (e.g., to satisfy tax obligations) of vested options and could undermine the alignment of their interests with those of stockholders.

It is important to note that because our executives believe that our options are a good long-term investment, many of them hold options for a long period of time, maintaining alignment with stockholders. For example, almost half of the DEPs paid to Mr. Howley in 2017 were paid on vested options that been held for over five years.

Failure to align management and stockholders could create incentives for management to deploy cash flow and utilize borrowing capacity in a manner other than the return of capital in the form of extraordinary dividends, which might not be in the best interests of stockholders. Further, management may be incentivized to seek short-term market gains rather than focusing on long-term equity value and stockholder returns. Dividend equivalents align management with the stockholders to permit the best allocation of capital resources and incentivize long-term share value growth without a hyper focus on short term stock price fluctuations.

Importantly, pursuant to the dividend equivalent plans, employees receive DEPs on options (i) that have vested based on rigorous performance criteria, and (ii) that the optionholder has chosen not to exercise even though vested. Optionholders who hold vested stock options at the time a dividend is paid will receive a cash DEP equal to the amount that he or she would otherwise have been entitled to receive had his or her vested stock option been exercised immediately prior to payment of the dividend. Optionholders who hold unvested stock options will receive a cash DEP equal to the amount he or she would otherwise have been entitled to receive had his or her unvested stock option been vested and exercised immediately prior to payment of the dividend, but only if and when such stock option vests pursuant to its terms. We believe that we have structured DEPs under the Company’s dividend equivalent plans such that they are not subject to any excise tax under Section 409A of the Internal Revenue Code. Certain investors and proxy advisory firms have raised the issue as to whether the Company should pay dividend equivalents only upon an exercise of the options; however, we believe that tying payment of the dividend equivalents to the exercise of an option would result in excise taxes under Section 409A.

Restricted Stock

In order to attract Messrs. Paradie and Stein to the Company, the Company granted them shares of restricted stock which are subject to time based vesting and are forfeited if their employment is terminated. The shares “vest” (i.e., the restrictions on forfeiture of the shares will lapse) equally over approximately a three-year period. Mr. Paradie is no longer serving as Chief Financial Officer of the Company; his employment terminates effective April 2, 2018 and the remaining one-third of his restricted stock will thereupon be forfeited. The restricted stock was granted under the 2006 stock incentive plan. The 2014 stock option plan does not include the ability to issue restricted stock.

Stock Ownership Guidelines

We require management to maintain a significant personal investment in the Company. Therefore, during their employment, all of the Company’s existing optionholders are required to maintain ownership of a minimum value of stock or vested options. In general, the holding requirements, which are specific for each individual, require optionholders to retain shares or in-the-money vested options with significant value. Specifically, the retention requirements for named executive officers, including the amounts that must be retained in stock and the value of stock actually held, are set forth below.

	Total Retention Requirement	Portion of Retention Requirement Required to be Held in Stock	Value of Stock Held	Meets Requirements
W. Nicholas Howley	$10,000,000	$5,000,000	$7,224,331	Ö
Terrance Paradie	$2,000,000	$1,000,000	$1,073,854	Ö
Kevin Stein	$3,250,000	$1,625,000	$1,840,468	Ö
Robert Henderson	$2,500,000	$1,250,000	$6,755,500	Ö
Bernt Iversen	$1,750,000	$875,000	$1,353,802	Ö

New optionholders have five years to meet their holding requirements. If a holding requirement has been met but is no longer met because of a decline in value of the Company’s common stock, the optionholder will have three years to achieve compliance with the holding requirement.

No director or employee is permitted to pledge Company stock or engage in short sales or other hedging transactions related to Company stock.

Base Salary

Executive Officers

Our philosophy is to pay base salaries at a level pegged at the lower end of similarly situated companies, preferring instead weight the compensation of officers through performance-based equity. Specifically, we aim to pay cash compensation to most executives at approximately the 25 th to 35 th percentile of the Company’s peers. Cash compensation for executive officers in fiscal 2017 was determined with reference to the executives’ experience, the Company’s past practice, individual performance and the survey described below.

Consistent with the factors annually considered by the Committee, the Committee determined that, effective January 1, 2017, the base salaries of Messrs. Paradie, Stein and Iversen should be $525,000, $700,000 and $500,000 per year, respectively. As discussed elsewhere in this proxy statement, Mr. Howley and Mr. Henderson do not receive a salary pursuant to the terms of their respective employment agreements. The only cash compensation each is entitled to is in the amount of $7,000 and $10,000, respectively, and is for health insurance and related taxes. The remaining compensation of each is paid in performance-based stock options.

To put this in context, 100% of compensation of two of the top executives with the ability to influence the achievement of targets, have been incentivized purely through rigorous incentives that will drive value for stockholders. The Committee is confident this structure will promote the best alignment possible with our stockholders by holding them to rigorous operational achievements to vest.

More specifically, and again in accordance with his employment agreement, the Committee granted Mr. Henderson options to purchase 8,500 shares. Mr. Howley received options to purchase 18,026 shares, calculated in accordance with his employment agreement. See “Employment Agreements – Employment Agreements with Other Named Executive Officers” and “– Employment Agreement with Mr. Howley, Chief Executive Officer” on pages 45-47 for more details.

Use of Independent Compensation Consultant; Peer Considerations

In May 2016 the Committee engaged Veritas Executive Compensation Consultants to do a survey of total standard compensation components for the Company’s chief executive officer, chief operating officer, chief financial officer and an executive vice president. In doing so we specifically asked that they exclude DEPs for two reasons—first, because we think of DEPs more as putting the executive in the place of the stockholder without requiring an exercise (and typically accompanying sale to, for example, offset taxes) and second, because including episodic DEPs in a compensation exercise is not going to be as insightful as the anomalies of DEPs will distort any peer analysis.

Veritas used a peer group based on enterprise value at the Committee’s prior direction because we manage our business based on the enterprise value and EBITDA growth. The Committee previously rejected a revenue peer group as being not comparable with the Company because the Company’s market capitalization and enterprise value far exceeded those of the potential revenue-based peers. Companies were evaluated for inclusion in the peer group based on satisfying several of the following criteria: having an enterprise value within 1/3x—3x of the Company’s enterprise value, strong financial health, listing the Company as a peer, being a prevalent industry peer, having a positive standing among shareholders and being in the same Global Industry Classification Standard (GICS) industry group and sub-industry group as the Company. For decisions affecting fiscal 2017, the Company used as its peer group the following companies:

Allison Transmission Holdings, Inc.	Fastenal Company
Ametek, Inc.	Flowserve Corporation
Amphenol Corporation	L-3 Communications Holdings, Inc.
AO Smith Corp.	Masco Corporation
B/E Aerospace, Inc.	PACCAR Inc.
Ball Corporation	Parker-Hannifin Corporation
BorgWarner Inc.	Rockwell Automation, Inc.
C. R. Bard	Rockwell Collins, Inc.
Colfax Corporation	Roper Industries, Inc.
Cummins Inc.	Stanley Black & Decker, Inc.
Dover Corporation	Textron Inc.

Annual Incentives

Executive officers participate in an annual incentive program. The annual incentives are paid in cash to the executive officers other than Messrs. Howley and Henderson (who receive their annual incentives in performance-based options). Target incentive amounts are based on a percentage of the officer’s salary pursuant to their respective employment agreements. The award structure, pay out contingencies and mechanics are fully transparent and can be easily ascertained by a third party following the calculations set forth in the proxy. Importantly, this process is non-discretionary and based on an objective assessment of the Company’s financial performance as follows:

•	(a) Company’s annual EBITDA As Defined (as defined in the Company’s Credit Agreement), divided by (b) the midpoint of the range of EBITDA As Defined guidance initially issued by the Company for the applicable fiscal year, as adjusted by the incremental EBITDA As Defined guidance first following an acquisition for any acquisitions made during the year, multiplied by (c) 50% of the target award opportunity

•	(a) the Company’s “Annual Operational Performance per Diluted Share” (AOP) as determined by the Compensation Committee in connection with the Company’s 2006 Stock Incentive Plan, divided by (b) the Annual Operational Performance per Diluted Share target as set by the Compensation Committee in the first quarter of the fiscal year as adjusted if and to the extent option targets are adjusted for special dividends or other extraordinary transactions, multiplied by (c) 50% of the target award opportunity

Committee Discretion

The Committee retained the authority to increase or decrease the award by up to 20%, based on assessment of individual performance, including without limitation, (1) degree of difficulty of the job and the achievement of metrics and the individual’s job effectiveness given the aerospace and capital market environment, operating conditions and the level of flexibility/responsiveness required; (2) the effectiveness of the Company’s three value drives of price, productivity and new business; (3) a pattern of clear, open, honest and regular communication with the Board and investors, as applicable; (4) effective succession planning and organizational development; (5) support, maintenance and regular evaluation of the effectiveness of the Company’s long term value focused strategy; or (6) other factors. Final assessment of results will be determined following completion of the fiscal year and will be based on audited financial results.

2017 Targets and Actual Awards

In fiscal 2017, the non-discretionary incentive calculation of EBITDA As Defined and AOP, with each component weighted equally, yielded 106% of the target. The Company’s EBITDA As Defined was $1,711 million and the midpoint of the Company’s initial guidance, as adjusted by the incremental EBITDA As Defined guidance attributable to the Company’s acquisitions was $1,688 million. The Company’s actual AOP was $130.60 as compared to the AOP target of $117.97. The $117.97 target represented growth of 17.5% from the fiscal 2016 Annual Operational Performance per Diluted Share, as adjusted for dividends paid in fiscal 2017. The increase in the actual Annual Operational Performance per Diluted Share over the target was primarily attributable to the dividend payment.

For fiscal 2017, the target incentives for the named executive officers other than Messrs. Howley and Henderson were set at 80%, 100% and 80% of their respective annual salaries. The target incentives (in dollars), the calculated incentive based on the plan as described above, and the actual amount awarded are set forth in the table below.

Name	Target Annual Incentive ($)	Calculated Annual Incentive ($)	Actual Annual Incentive Awarded ($)
Terrance Paradie	420,000	445,200	447,500
Kevin Stein	700,000	742,000	745,000
Bernt Iversen	400,000	424,000	425,000

Mr. Henderson is paid an annual incentive in options, as calculated in his employment agreement. His target annual incentive was options to purchase 7,600 shares. His calculated incentive was 8,064 shares and he was awarded 8,064 shares.

Mr. Howley’s target incentive value was set at 125% of his annual salary or, in dollars $1,523,750 and his calculated incentive value was $1,615,175. The Committee determined that Mr. Howley should be awarded a bonus reflecting a value of $1,750,000 for fiscal 2017, or 108% of his calculated incentive. The Committee noted that, under Mr. Howley’s leadership, the performance of the Company was good, the Company managed its balance sheet well in terms of capital allocation and that Mr. Howley prepared the Company well for eventual CEO succession. Mr. Howley receives his annual incentive by means of a grant of options in lieu of cash. See “Employment Agreements – Employment Agreement with Mr. Howley, Chief Executive Officer” on pages 41-45 for more details.

Perquisites

The Company provided no perquisites in 2017.

Employment Agreements

For a description of existing employment agreements, see “Employment Agreements” below.

Severance

All of the Company’s executive officers have severance provisions in their employment agreements, as described below.

Overview of Say-On-Pay Vote History & Advisory Firm Recommendation Effect

In the initial years of Say-On-Pay (SOP), between 2011-2014, the Company maintained its existing historical practice of biennial option grants. This grant pattern resulted in large reported compensation in alternating years, which in turn drove huge peaks and valleys in our SOP voting record with approximately 98%, 56%, 97% and 65%, respectively, of the votes cast were voted in support of the Say on Pay proposal. These gyrations occurred despite the Company’s consistent performance and the nearly identical nature of the compensation program.

In addition, proxy advisory firms’ adverse recommendations against SOP in the grant years had impact on our shareholders. For example, looking at 2011 vs. 2012, the appearance of a large income increase from the biennial grants and concern over 280G practices (which were not uncommon prior to SOP) caused proxy advisory firms to recommend against the 2012 SOP proposal. During subsequent engagement with holders representing a majority of our shares, we learned that portfolio managers and analysts who make the investment decisions were nearly unanimously in favor of the Company’s compensation practices. Investor stewardship representatives were also generally in favor of the

Company’s compensation practices, although representatives at a few stockholders found fault with the 280G clause, which was eliminated after the 2012 vote, and suggested enhanced disclosure to help shareholders get comfortable with the operations of our incentive compensation program. As we moved through ensuing years, the same pattern of grants, adverse recommendations, and communications continued and we eventually concluded a change was needed to break this pattern.

Following subsequent stockholder outreach efforts in 2014, the Company bolstered the alignment of the interests of management and stockholders by:

•	Entering into a new employment agreement for Mr. Howley, which increased Mr. Howley’s equity retention requirement to $10,000,000 and included a requirement to hold $5,000,000 of stock;

•	Requiring other executive officers to hold half of their equity retention limits in common stock;

•	Determining to issue Mr. Howley annual option grants, rather than biennial grants;

•	Benchmarking Mr. Howley’s total compensation (exclusive of dividend equivalents) against the Company’s peer group;

•	Outlining the method for determining the size of Mr. Howley’s annual option grants;

•	Adopting a new non-discretionary incentive program based on the achievement of EBITDA As Defined and annual operating performance (AOP);

•	Amending the insider trading policy to prohibit pledges, hedges and holding Company stock in margin accounts;

•	Eliminating restricted stock and other broad equity awards from the 2014 Stock Option Plan; and

•	Eliminating “liberal” share recycling from the 2014 Stock Option Plan.

Since the change from biennial to annual grants for Mr. Howley, the Company has enjoyed overwhelming stockholder support of its Say-On-Pay in each of 2015, 2016, and 2017. However, the Company has continued to engage with stockholders during those regarding the Company’s compensation and other issues of importance to stockholders.

The Company has not made significant changes to its compensation practices since the 2015 annual shareholder meeting, other than the transition of our Chief Executive Officer and Vice Chairman to all equity compensation. However, we recognize that the $46 in dividends paid in fiscal 2017 may appear as outsized compensation because it is reflected in the Summary Compensation Table and thus mis-represents an uptick in compensation. As has been discussed above, the Committee considers the ability of optionholders to share in the benefits of value creation right alongside our stockholders, as essentially making them whole for keeping fully vested options.

In an effort to begin mitigating any such misconceptions that may be triggered principally due to our dividend declaration practices and dividend equivalent plans – and not our compensation policy – we have already reviewed our compensation plan with governance specialists, portfolio managers and analysts from eight shareholders, representing over 40% of shares outstanding. The vast majority of those representatives are in favor of our heavily performance based compensation system, which is 100% performance based for both our CEO, Mr. Howley and our Vice Chairman, Mr. Henderson.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Michael Graff, Chairman

Mervin Dunn

Sean Hennessy

Robert Small

Compensation Committee Interlocks and Insider Participation

Messrs. Graff, Dunn, Hennessy and Small comprise the Compensation Committee. There are no Compensation Committee interlocks.

Compensation Risk

The Compensation Committee has reviewed and evaluated the incentive compensation policies and practices that cover all employees. On the basis of that review, the Company does not believe that its compensation policies and practices pose risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following information is set forth with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s other three most highly compensated executive officers, each of whom was serving as an executive officer at September 30, 2017 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($) (3)	Nonequity Incentive Compensation ($) (2)	All Other Compensation ($) (4)	Total ($)
W. Nicholas Howley, Chairman and CEO	2017	7,000	--	--	9,772,881	--	51,243,221	61,023,102
	2016	280,250	--	--	10,392,997	--	8,224,953	18,898,200
	2015	1,085,000	--	--	11,574,156	--	15,700	12,674,856
Terrance Paradie,	2017	520,000	2,300	--	3,047,850	445,200	3,107,050	7,122,400
Executive Vice	2016	498,750	14,834	--	--	355,167	2,688	871,439
President and Chief Financial Officer (5)	2015	255,846	8,720	1,042,507	8,179,213	176,280	--	9,662,566
Kevin Stein, President and Chief Operating Officer	2017	680,000	3,000	--	4,808,830	742,000	5,496,800	11,730,630
	2016	611,250	23,328	--	--	536,672	15,900	1,187,150
	2015	558,750	17,602	2,319,980	12,658,246	502,398	--	16,056,976
Robert Henderson,	2017	162,500	--	--	4,147,189	--	13,409,850	17,719,539
Vice Chairman	2016	611,250	23,328	--	--	536,672	1,602,150	2,773,400
	2015	551,250	11,160	--	8,438,830	528,840	15,700	9,545,780
Bernt Iversen,	2017 2016 2015	492,500 462,500 432,500	1,000 64,499 46,820	-- -- --	3,318,770 -- 3,835,832	424,000 330,501 323,180	9,823,500 1,543,400 15,700	14,059,770 2,400,900 4,654,032
Executive Vice President - Business
Development and Mergers & Acquisitions

(1)	Mr. Howley received all but $7,000 of his fiscal 2017 salary in options. The grant of options for calendar 2017 (i.e., including compensation for the first quarter of fiscal 2018) made during fiscal 2017 is included in the Option Awards column and represents $1,862,966 of the total. Mr. Henderson received all but $10,000 of his calendar 2017 salary in options. The grant of options for calendar 2017 (i.e., including compensation for the first quarter of fiscal 2018) made during fiscal 2017 is included in the Option Awards column and represents $556,240 of the total. The amount included in the Salary column represents the portion of his calendar 2016 salary paid in cash (prior to his change to equity compensation in calendar 2017) plus $7,500 (the portion of his calendar 2017 salary paid in cash).

(2)	The Company adopted a performance-based annual incentive plan beginning in 2015, with discretion to adjust awards by up to 20%. For 2015 and 2016, the calculated amount is disclosed in the Nonequity Incentive Compensation column and any additional amount is disclosed in the Bonus column.

For Mr. Howley, his calculated incentive for 2017 was $1,615,275 and he was awarded $1,750,000. Pursuant to his employment agreement, Mr. Howley received a grant of options in fiscal 2018 in lieu of the cash incentive relating to 2017. Notwithstanding that the incentive award was granted in fiscal 2018, because it is in lieu of prior year incentive compensation, the fair value of the grant, which is $1,862,966, is reflected as an option award in the Summary Compensation Table for fiscal 2017. For Mr. Henderson, his annual incentive is set pursuant to his employment agreement to be paid in a fixed number of options (as adjusted by the percentage yielded by the annual incentive program); accordingly, Mr. Henderson received a grant of options in fiscal 2018 in lieu of the cash incentive relating to 2017. Notwithstanding that the incentive award was granted in fiscal 2018, because it is in lieu of prior year incentive compensation, the fair value of the grant, which is $610,829 is reflected as an option award in the Summary Compensation Table for fiscal 2017.

(3)	The amount reported represents the grant date fair value of stock options awarded during the applicable fiscal year under the Company’s stock option plans. See Note 17 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2017 for information on the grant date fair value of awards and a description of the assumptions used in that computation.

(4)	Represents amounts paid pursuant to the Company’s 401(k) plan equal to $280, $15,850, $16,000, $10,600 and $16,000 for Messrs. Howley, Paradie, Stein, Henderson and Iversen, respectively, and dividend equivalents paid on vested options equal to $51,242,941, $3,091,200, $5,464,800, $13,399,250 and $9,807,500 for Messrs. Howley, Paradie, Stein, Henderson and Iversen, respectively.

(5)	Mr. Paradie’s employment with the Company commenced on April 13, 2015.

Grants of Plan Based Awards in Last Fiscal Year

The following table sets forth information concerning options granted in fiscal 2017 to the named executive officers.

Name	Grant Date		Estimated Payouts Under Non-Equity Incentive Plan Awards Target ($) (1)	Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
				Threshold (#)(5)	Target (#)(6)	Maximum (#)
W. Nicholas Howley	11/10/16	(2)	1,523,750	29,196	116,786	116,786	269.42	7,909,916
	11/10/16	(3)	-	10,472	41,888	41,888	269.42	2,837,074
Terrance Paradie	11/10/16	(4)	420,000	11,250	45,000	45,000	269.42	3,047,850
Kevin Stein	11/10/16	(4)	700,000	17,750	71,000	71,000	269.42	4,808,830
Robert Henderson	11/10/16	(4)	-	11,000	44,000	44,000	269.42	2,980,120
	12/14/16	(3)	-	5,950	8,500	8,500	250.79	556,240
Bernt Iversen	11/10/16	(4)	400,000	12,250	49,000	49,000	269.42	3,318,770

(1)	Represents target amount of annual cash incentive. The annual incentive plan is described in detail and actual amounts awarded are disclosed on page 34. Actual amounts paid under the incentive plan are disclosed in the Summary Compensation Table on page 37. Even though his target amount is denominated in dollars, Mr. Howley and receives his annual “cash” incentive for 2017 in options in accordance with his employment agreements.

(2)	Equity incentive award represents options that vest as follows: 25% if the annual operational performance (“AOP”) (as hereinafter defined) is at least $144.87 per diluted share and 100% if the AOP is at least $191.37 per diluted share on September 30, 2020. If the AOP is between the amount required to vest 25% and the amount required to vest 100%, the percentage of options that will vest will be in between 25% and 100% and will be determined by linear interpolation. Amounts have been adjusted to take into account the $22.00 dividend paid in September 2017. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) pro forma EBITDA As Defined and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. Any options that do not vest in 2020 because of a shortfall in AOP may vest in 2021 if there is an excess of AOP in such year. In addition, any excess AOP in 2018 or 2019 under the executive’s prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.

(3)	Represents options that vest as follows: 20% if the AOP (as defined in footnote (2)) is at least $108.84 per diluted share and 40% if the AOP is at least $117.97 per diluted share on September 30, 2017 (as of September 30, 2017, the AOP was $131.19 so 40% if the options vested), 20% if the AOP is at least $119.72 per diluted share and 40% if the AOP is at least $138.61 per diluted share on September 30, 2018 and 10% if the AOP is at least $131.70 per diluted share and 20% if the AOP is at least $162.87 per diluted share on September 30, 2019. If the AOP is between the amount required to vest 20% or 10%, as the case may be, and the amount required to vest 40% or 20%, as the case may be, the percentage of options that will vest will be in between those percentages and will be determined by linear interpolation. Amounts for 2017 and beyond have been adjusted to take into account the $22.00 dividend paid in September 2017. Any options that do not vest because of a shortfall in AOP may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in a year may be carried forward to the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.

(4)	Equity incentive award represents options that vest as follows: 12.5% if the AOP (as defined in footnote (2)) is at least $144.87 per diluted share and 50% if the AOP is at least $191.37 per diluted share on September 30, 2020 and 12.5% if the AOP is at least $159.35 per diluted share and 50% if the AOP is at least $224.86 per diluted share on September 30, 2021. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by linear interpolation. Amounts have been adjusted to take into account the $22.00 dividend paid in September 2017. Any options that do not vest because of a shortfall in AOP may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in 2018 or 2019 under the executives’ prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.

(5)	Calculated to represent the amount that would vest if the minimum AOPs were met in the applicable years.

(6)	Target amounts are not established under the grant, but are disclosed at the maximum amount. Actual amounts could be lower if annual or cumulative performance requirements are not met.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options and restricted stock subject to forfeiture as of September 30, 2017 with respect to the named executive officers.

OPTIONS							STOCK
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Yet Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
W. Nicholas Howley (1)	99,700		--		27.08	11/17/2018
	421,424	(2)	--		82.67	03/04/2021
	350,000				130.09	11/19/2022
	--		156,190	(3)	191.79	11/13/2024
	--		133,517	(4)	226.34	11/06/2025
	36,730		9,182	(5)	230.72	12/10/2025
	16,755		25,133	(6)	269.42	11/10/2026
	--		116,786	(7)	269.42	11/10/2026

Terrance Paradie	67,200		44,800	(8)	221.81	04/22/2025
							1,567	400,603
	--		45,000	(9)	269.42	11/10/2026

Kevin Stein	118,800		79,200	(8)	191.79	11/13/2024
							4,420	1,129,973
	--		71,000	(9)	269.42	11/10/2026

Robert Henderson	15,000		--		27.08	11/17/2018
	70,000		--		82.67	03/04/2021
	67,500		--		130.09	11/19/2022
	79,200		52,800	(8)	191.79	11/13/2024
	--		44,000	(9)	269.42	11/10/2026
	3,400		5,100	(6)	250.79	12/14/2026

Bernt Iversen	50,000		--		70.45	12/10/2020
	65,000		--		82.67	03/04/2021
	65,000				130.09	11/19/2022
	--		60,000	(10)	191.79	11/13/2024
	--		49,000	(9)	269.42	11/10/2026

(1)	All options for Mr. Howley except the options granted on November 10, 2016 are owned by Mr. Howley’s family trust.

(2)	Includes 11,424 options owned by Bratenahl Capital Partners, L.P. By virtue of his indirect ownership therein, Mr. Howley may be deemed to be the beneficial owner of the options that are owned by Bratenahl. However, Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl and reported herein as beneficially owned expect to the extent of any pecuniary interest therein.

(3)	Represents options that vest as follows: 25% if the AOP (as hereinafter defined) is at least $57.66 per diluted share and 100% if the AOP is at least $92.85 per diluted share on September 30, 2019. If the AOP is between the amount required to vest 25% and the amount required to vest 100%, the percentage of options that will vest will be in between 25% and 100% and will be determined by linear interpolation. Amounts have been adjusted to take into account dividends paid since the grant date. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. Any options that do not vest in 2019 because of a shortfall in AOP may vest in 2020 if there is an excess of AOP in such year. In addition, any excess AOP in 2017 or 2018 awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.

(4)	Represents options that vest as follows: 25% if the AOP (as defined in footnote (3)) is at least $98.01 per diluted share and 100% if the AOP is at least $134.97 per diluted share on September 30, 2019. If the AOP is between the amount required to vest 25% and the amount required to vest 100%, the percentage of options that will vest will be in between 25% and 100% and will be determined by linear interpolation. Amounts have been adjusted to take into account dividends paid since the grant date. Any options that do not vest in 2019 because of a shortfall in AOP may vest in 2020 if there is an excess of AOP in such year. In addition, any excess AOP in 2017 or 2018 under the executive’s prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.

(5)	Represents options that vest as follows: 10% of the aggregate award if the AOP (as defined in footnote (3)) is at least $89.10 per diluted share and 20% of the aggregate award if the AOP is at least $114.87 per diluted share on September 30, 2018. If the AOP is between the amount required to vest 10% and the amount required to vest 20%, the percentage of options that will vest will be in between those percentages and will be determined by linear interpolation. Amounts have been adjusted to take into account dividends paid since the grant date. Any options that do not best because of a shortfall in AOP may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in a year may be carried forward to the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.

(6)	Represents options that vest as follows: 20% of the aggregate award if the AOP (as defined in footnote (3)) is at least $119.72 per diluted share and 40% of the aggregate award if the AOP is at least $138.61 per diluted share on September 30, 2018 and 10% of the aggregate award if the AOP is at least $131.70 per diluted share and 20% of the aggregate award if the AOP is at least $162.87 per diluted share on September 30, 2019. If the AOP is between the amount required to vest 20% or 10%, as applicable, and the amount required to vest 40% or 20%, as applicable,, the percentage of options that will vest will be in between 10% and 20% or 20% or 40%, as the case may be, and will be determined by linear interpolation. Amounts have been adjusted to take into account dividends paid since the grant date. Any options that do not vest in because of a shortfall in AOP may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in the previous two years under this or the executive’s prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.

(7)	Represents options that vest as follows: 25% if the AOP (as defined in footnote (3)) is at least $144.87 per diluted share and 100% if the AOP is at least $191.37 per diluted share on September 30, 2020. If the AOP is between the amount required to vest 25% and the amount required to vest 100%, the percentage of options that will vest will be in between 25% and 100% and will be determined by linear interpolation. Amounts have been adjusted to take into account dividends paid since the grant date. Any options that do not vest in 2020 because of a shortfall in AOP may vest in 2021 if there is an excess of AOP in such year. In addition, any excess AOP in 2018 or 2019 under the executive’s prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.

(8)	Represents options that vest as follows: 5% of the aggregate award if the AOP (as defined in footnote (3)) is at least $52.41 and 20% of the aggregate award if the AOP is at least $79.02 per share on September 30, 2018 and 5% of the aggregate award if the AOP is at least $57.66 and 20% of the aggregate award if the AOP is at least $92.85 per diluted share on September 30, 2019. If the AOP is between the amount required to vest 5% and the amount required to vest 20%, the percentage of options that will vest will be in between 5% and 20% and will be determined by linear interpolation. Amounts have been adjusted to take into account dividends paid since the grant date. Any options that do not vest in a year because of a shortfall in AOP may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in in a year may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.

(9)

Represents options that vest as follows: 12.5% of the aggregate award if the AOP (as defined in footnote (3)) is at least $144.87 per diluted share and 50% of the aggregate award if the AOP is at least $191.37 per diluted share on September 30, 2020 and 12.5% of the aggregate award if the AOP is at least $159.35 per diluted share and 50% of the aggregate award if the AOP us at least $224.86 per diluted share on September 30, 2021. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by linear interpolation. Amounts have been adjusted to take into account dividends paid since the grant date. Any options that do not vest in a year because of a shortfall in AOP may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in in a year may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.

(10)	Represents options that vest as follows: 12.5% of the aggregate award if the AOP (as defined in footnote (3)) is at least $52.41per diluted share and 50% of the aggregate award if the AOP is at least $79.02 per diluted share on September 30, 2018 and 12.5% of the aggregate award if the AOP is at least $57.66 per diluted share and 50% of the aggregate award if the AOP is at least $92.85 per diluted share on September 30, 2019. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by linear interpolation. Amounts have been adjusted to take into account dividends paid since the grant date. Any options that do not vest because of a shortfall in AOP may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in 2016 or 2017 under the executives’ prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.

Option Exercises and Stock Vested in 2017

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the lapse of restrictions on restricted stock and the value realized through such exercise or lapse during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Nicholas Howley	37,000	8,294,287	--	--
Terrance Paradie	--	--	1,567	376,409
Kevin Stein	--	--	4,290	1,068,038
Robert Henderson	45,000	9,881,412	--	--
Bernt Iversen	--	--	--	--

Potential Payments Upon Termination or Change in Control

All of the named executive officers have severance benefits governed by their employment agreements.

Termination Payments for W. Nicholas Howley

Pursuant to the terms of his employment agreement, if Mr. Howley is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2017, Mr. Howley had no unpaid but accrued salary and benefits. If Mr. Howley is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), he will receive (a) two times his annual salary, but if Mr. Howley resigns for good reason because he has diminished duties in connection with a change in title to Executive Chairman, Mr. Howley will receive only one times his salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, but if Mr. Howley resigns for good reason because he has diminished duties in connection with a change in title to Executive Chairman, Mr. Howley will receive only one times his bonus amount, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. After Mr. Howley retires, the Company has agreed to pay for a Medicare supplement policy and supplemental medical reimbursement coverage for Mr. Howley and his wife and to pay for the services of a consultant in assisting with coverage issues.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2017, he would have received approximately $6,331,916 in base salary, bonus and benefits, except that if Mr. Howley’s resignation for good reason was by reason of a change in title to Executive Chairman, he would have received approximately $3,362,916 in base salary, bonus and benefits.

Mr. Howley’s stock option agreement of November 2014 granting him 156,190 options vesting in 2019 has provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)
On or after October 1, 2016 but before October 1, 2017	60%
On or after October 1, 2017 but before October 1, 2018	80%
On or after October 1, 2018 but before October 1, 2019	90%
On or after October 1, 2019	100%
(1)	Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2017, 60% of those options would have been eligible to continue to vest in accordance with their terms.

Mr. Howley’s stock option agreement of November 2015 granting him 133,517 options vesting in 2019 and his stock option agreement of November 2016 granting him 116,786 options vesting in 2020 have provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)
During the second fiscal year after date of grant	30%
During the third fiscal year after date of grant	60%
During the fourth fiscal year after date of grant	80%
After the fourth fiscal year after date of grant	100%
(1)	Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2017, 30% of his November 2015 options and none of his November 2016 options would have been eligible to continue to vest in accordance with their terms.

Mr. Howley’s stock option agreement of December 2015 granting him 45,912 options vesting in 2016—2018 and his stock option agreement of November 2016 granting him 41,888 options vesting in 2017-2019 have provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)
During the second fiscal year after date of grant	40%
During the third fiscal year after date of grant	80%
After the third fiscal year after date of grant	100%
(1)	Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2017, 40% of his November 2015 options and none of his November 2016 options would have been eligible to continue to vest in accordance with their terms.

The Company’s 2006 stock incentive plan has provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2017, Mr. Howley would have had 440,808 options vest, with a realized value of $14,116,584 (assuming the change in control price was $255.65 the closing price of the Company’s stock on the NYSE on September 29, 2017).

Termination Payments for Other Executive Officers

Pursuant to the terms of their respective employment agreements, if Mr. Paradie, Mr. Stein, Mr. Henderson or Mr. Iversen is terminated for cause (as defined in the applicable agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2017, none of Mr. Paradie, Mr. Stein, Mr. Henderson or Mr. Iversen had unpaid but accrued base salary or benefits. If Mr. Paradie, Mr. Stein, Mr. Henderson or Mr. Iversen is terminated by reason of death or disability (as defined in each agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in each agreement and described under “Employment Agreements” below), he will receive (a) one times his annual salary (but, in the case of Mr. Stein, if he resigns for good reason because he is not appointed as the CEO of the Company by December 31, 2019 or such later date as he and the Company agree, he will receive two times his salary), (b) one times the greater of (i) all bonuses paid or payable to the executive for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any (but, in the case of Mr. Stein, if he resigns for good reason because he is not appointed as the CEO of the Company by December 31, 2019 or such later date as he and the Company agree, he will receive two times his bonus), and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. If any of the other named executive officers had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2017, they would have received the following amounts in base salary, bonus and benefits:

Name	Potential Payout Upon Termination ($)
Terrance Paradie	961,092
Kevin Stein	1,420,310
Robert Henderson	1,074,638
Bernt Iversen	920,671

In addition, the option grants in April 2015 and November 2016 for Mr. Paradie, the option grants in November 2014 and November 2016 for Mr. Stein, the option grants in November 2014, November 2016 and December 2016 for Mr. Henderson, and the option grants in November 2014 and November 2016 for Mr. Iversen have post-employment vesting provisions comparable to those described above for Mr. Howley’s grants. Thus, if Mr. Paradie had died, become disabled, had been terminated by the Company without cause, had resigned from his employment for good reason or retired on September 30, 2017, 40% of his April 2015 options and none of his November 2016 options would have been permitted to continue to vest in accordance with their terms; if Mr. Stein had died, become disabled, been terminated by the Company without cause, had resigned from his employment for good reason or retired on September 30, 2017, 40% of his November 2014 grant and none of his November 2016 grant would have been permitted to vest in accordance with their terms; if Mr. Henderson had died, become disabled, been terminated by the Company without cause, had resigned from his employment for good reason or retired on September 30, 2017, 40% of his November 2014 grant and none of his November 2016 or December 2016 grants would have been permitted to vest in accordance with their terms; and if Mr. Iversen had died, become disabled, had been terminated by the Company without cause, had resigned from his employment for good reason or retired on September 30, 2017, 40% of his November 2014 grant and none of his November 2016 grant would have been permitted to vest in accordance with their terms.

The Company’s 2006 stock incentive plan has provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2017, Messrs. Paradie, Stein, Henderson and Iversen would have had 89,800, 150,200, 101,900 and 109,000 options, respectively, vest, with a realized value of $1,516,032, $5,057,712, $3,396,594, and $3,831,600, respectively (assuming the change in control price was $255.65, the closing price of the Company’s stock on the NYSE on September 29, 2017).

In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2017, the named executive officers would have been entitled to receive the following aggregate amounts:

	Change in Control ($) (1)	Termination for Cause ($)	Termination Without Cause ($) (2)	Termination for Death/ Disability ($)	Voluntary Termination for Good Reason ($)		Voluntary Termination without Good Reason ($) (4)
W. Nicholas Howley(2)	20,448,500	--	6,331,916	6,331,916	6,331,916	(3)	393,916
Terrance Paradie	1,516,032	--	961,092	961,092	961,092		--
Kevin Stein	5,057,712	--	1,420,310	1,420,310	1,420,310		--
Robert Henderson	3,396,594	--	1,074,638	1,074,638	1,074,638		--
Bernt Iversen	3,831,600	--	920,671	920,671	920,671		--

(1)	Except for Mr. Howley (see note (2)), amounts assume that the named executive officer was not terminated in connection with the change in control. If the named executive was terminated without Cause in connection with a change in control, his compensation would also include amounts listed in the column for Termination Without Cause.

(2)	Mr. Howley would receive salary, bonus and benefit continuation in the event of a change in control only if it was coupled with a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed and, as a result, Mr. Howley voluntarily terminates his employment.

(3)	In the event that Mr. Howley’s termination for good reason was by reason of a reduction in compensation or diminution of duties in connection with his change in title to Executive Chairman, Mr. Howley would receive only $3,362,916.

(4)	For Mr. Howley, treated as a retirement, in which Mr. Howley would receive continued health care coverage pursuant to his employment agreement.

Employment Agreements

Employment Agreement with Mr. Howley, Chief Executive Officer

Mr. Howley has been a party to an employment agreement with TransDigm Inc. or TransDigm Group Incorporated since 2003. The agreement, pursuant to which Mr. Howley serves as Chief Executive Officer and Chairman of the Board of the Company, was most recently amended and restated in December 2015. Unless earlier terminated by the Company or Mr. Howley, the current term of Mr. Howley’s employment agreement expires on July 31, 2019. The agreement does not have a provision for renewal.

Under the terms of the agreement, Mr. Howley’s annual base salary is $1,219,000 per annum for calendar year 2017, $1,292,140 for calendar year 2018 and $1,369,668 per annum for calendar year 2019. Mr. Howley will receive $7,000 of that amount in cash to cover his employee co-premiums for health benefits and related taxes. The remainder of the base salary will be paid by the issuance of performance-vesting options in lieu of cash as determined in accordance with the following sentence. The number of options will be determined by taking the applicable salary minus $7,000 times 1.375 and then using the amount derived from that calculation as the value of the option award. The number of options will be determined on a Black Scholes basis (using consistent application of the assumptions used by the Company in calendar 2014 when the prior employment agreement was executed, other than the price of the stock), and valued using the average closing prices for the 45 trading days immediately prior to the grant date. In addition, Mr. Howley is entitled to participate in the Company’s annual cash incentive plan with a target bonus of 125% of his base salary but the annual incentive will be paid by the issuance of performance-based options in lieu of cash as determined in an identical manner as the manner in which the number of options in lieu of salary is determined.

For options granted in lieu of cash salary and bonus, the performance vesting criteria for the options will be no less favorable than the performance vesting criteria used by the Company for options granted in fiscal 2013 and 2014. The options granted in fiscal 2016, 2017 and 2018 will vest, to the extent the performance criteria is met, 40% at completion of the first fiscal year after the grant, 40% after the second fiscal year after the grant and 20% after the third fiscal year after the date of grant; and the options granted in fiscal 2019 will vest, to the extent the performance criteria is met, at 50% at completion of the first fiscal year after the grant and 50% at completion of the second fiscal year after the grant. These options will include provisions with regard to post-employment vesting upon termination of employment by reason of death, disability, good reason, without cause or retirement (each as defined in the employment agreement). For more detail see “Potential Payments Upon Termination or Change in Control—Termination Payments for W. Nicholas Howley” on pages 41—43. With respect to options granted in fiscal 2019, the portion of Mr. Howley’s options that would be permitted to vest will be:

Termination Date	Percent of Remaining Options Vesting(1)
After first fiscal year following the date of grant but on or after the second fiscal year end following the date of grant	50%
After second fiscal year following the date of grant but on or after the third fiscal year end following the date of grant	100%
(1)	Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options vest ratably over the remaining performance vesting schedule.

The agreement also provides that notwithstanding the terms of any outstanding option agreement to the contrary, upon a termination for cause, vested options will expire 18 months following termination.

Mr. Howley may elect one time during the term of the employment agreement not to continue to receive equity in lieu of his cash compensation and to receive his salary and annual incentive in cash for the remainder of the term of the agreement.

Mr. Howley is entitled to participate in the Company’s stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date and any unreimbursed expenses. If Mr. Howley’s employment is terminated:

•	without cause (as defined in the employment agreement),

•	due to his death or disability (as defined in the employment agreement), or

•	by Mr. Howley for certain enumerated good reasons, which include: (i) a material diminution in Mr. Howley’s title, duties or responsibilities (including reporting responsibilities), without his prior written consent (it being understood that a change in Mr. Howley’s title to Executive Chairman will not constitute good reason so long as Executive Chairman is a full time employee position, Mr. Howley has duties that are consistent with those customarily associated with the title of Executive Chairman and that are acceptable to Mr. Howley and there is no reduction in his compensation or benefits); (ii) a reduction of Mr. Howley’s annual base salary or annual bonus opportunities, without his prior written consent; (iii) Mr. Howley is not re-elected to the Board; (iv) the Company requires Mr. Howley, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio; (v) any material breach of the agreement by the Company); or (vi) there is a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) that does not represent a promotion from the title, position, duties or responsibilities provided in the agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control (as defined in the employment agreement) or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed, then the Company will, pay Mr. Howley (a) two times his annual salary, but if Mr. Howley resigns for good reason because he has diminished duties or compensation in connection with a change in title to Executive Chairman, the Company will pay only one times his salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, but if Mr. Howley resigns for good reason because he has diminished duties in connection with a change in title to Executive Chairman, the Company will pay only one times his bonus amount, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. After Mr. Howley retires, the Company has agreed to pay for a Medicare supplemental policy and supplemental medical reimbursement coverage for Mr. Howley to the extent necessary to conform to the Company’s coverage amounts, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. Howley were covered under those benefit plans. The Company also agreed to retain a health insurance consultant to assist Mr. Howley in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process and managing claims issues.

The agreement also provides that Mr. Howley will receive annual grants of a number of options valued at $10,971,000 on a Black Scholes basis (using consistent application of assumptions used by the Company in calendar 2014, other than stock price), increasing annually by 3.5%. The performance vesting criteria for the options shall be no less favorable than the performance vesting criteria used by the Company for options granted in fiscal 2013 and 2014. The options granted in fiscal 2016 and 2017 vest at completion of the fourth fiscal year after the grant; and the options granted in fiscal 2018 and 2019 will vest at completion of the third fiscal year after the grant. These options will include provisions with regard to post-employment vesting upon termination of employment by reason of death, disability, good reason, without cause or retirement (each as defined in the agreement). For more detail see “Potential Payments Upon Termination or Change in Control—Termination Payments for W. Nicholas Howley” on pages __—__. With respect to options granted in fiscal 2018 and 2019, the portion of Mr. Howley’s options that would be permitted to vest will be:

Termination Date	Percent of Remaining Options Vesting(1)
After first fiscal year following the date of grant but on or after the second fiscal year end following the date of grant	33%
After second fiscal year following the date of grant but on or after the third fiscal year end following the date of grant	66%
After third fiscal year following the date of grant but on or after the fourth fiscal year end following the date of grant	100%
(1)	Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options vest ratably over the remaining performance vesting schedule.

The agreement also provides that notwithstanding the terms of any outstanding option agreement to the contrary, upon a termination for cause, vested options will expire 18 months following termination.

Mr. Howley is required to hold stock or vested in-the-money options, with a fair market value of at least $10,000,000 and at least $5,000,000 of that must be held in stock.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 24 months, Mr. Howley will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Howley’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Employment Agreements with Other Executive Officers

On commencement of his employment in April 2015, Mr. Paradie entered into an employment agreement with the Company to serve as Executive Vice President and Chief Financial Officer of the Company. The agreement was amended in October 2015 and October 2016. Mr. Paradie resigned as Chief Financial Officer on January 2, 2018 and his employment will terminate effective April 2, 2018.

On commencement of his employment in October 2014, Mr. Stein entered into an employment agreement with the Company to serve as Chief Operating Officer of the Company. The agreement was amended in October 2015 and December 2016. Unless earlier terminated by the Company or Mr. Stein the term of his agreement extends until October 1, 2021, with no automatic right of renewal.

Mr. Henderson entered into an employment agreement with the Company on February 24, 2011. The agreement was amended several times, most recently in January 2018. Mr. Henderson currently serves as Vice Chairman of the Company. Unless earlier terminated by the Company or Mr. Henderson the term of his agreement extends until December 31, 2018, with no automatic right of renewal.

Mr. Iversen entered into an employment agreement with the Company to serve as Executive Vice President on February 24, 2011. The agreement was amended several times, most recently in November 2016. Unless earlier terminated by the Company or Mr. Iversen the term of his agreement extends until October 2018, with an automatic two year right of renewal.

As of September 30, 2017, Mr. Paradie’s, Mr. Stein’s, and Mr. Iversen’s respective annual base salaries were $525,000, $700,000, and $500,000. Under the terms of the employment agreements the annual base salary is subject to annual review but may be increased and not decreased subject to such review. Mr. Henderson receives his base salary primarily in equity. In addition, under the terms of their respective employment agreements, Messrs. Stein, Henderson and Iversen are, and Mr. Paradie was prior to his cessation of employment, entitled to participate in the Company’s annual cash incentive plan, non-qualified deferred compensation plan, stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers. Mr Henderson is also entitled to participate in the plan, but receives his incentive in options.

The employment agreements provide that if Mr. Stein, Mr. Henderson or Mr. Iversen is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if his employment is terminated:

•	without cause (as defined in his employment agreement)

•	by the executive officer for certain enumerated good reasons, which include: a material diminution in the his title, duties or responsibilities, without his prior written consent; a reduction of his aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent; the Company requires him, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from his current office; or any material breach of this Agreement by the Company; or, in the case of Mr. Stein, if he is not appointed as the Chief Executive Officer of the Company by December 31, 2019 (or such later date as the parties both mutually agree); or

•	due to his death or disability (as defined in his employment agreement)

the Company will, pay the executive (a) one times his annual salary (but, in the case of Mr. Stein, if he resigns for good reason because he has not been appointed CEO, the Company will pay two times his salary), (b) one times the greater of (i) all bonuses paid or payable to the executive for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any (but, in the case of Mr. Stein, if he resigns for good reason because he has not been appointed CEO, the Company will pay two times his bonus amount), and (c) 18 times the monthly cost of the difference between the executive’s employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. Mr. Paradie’s employment agreement contained the same provisions.

During the term of each executive officer’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, the executive officer will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of each executive officer’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, each executive officer is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as the executive officer is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal provides stockholders the opportunity to cast an advisory vote on the Company’s compensation for named executive officers by voting for or against the following resolution. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the results of the vote when making future compensation decisions for the Company’s named executive officers.

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement.”

The Board of Directors unanimously recommends that you vote FOR approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered accounting firm all matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended September 30, 2017 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2017 for filing with the Securities and Exchange Commission.

Audit Committee

Sean P. Hennessy, Chairman

William Dries

Gary E. McCullough

Robert Small

John Staer

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

Ernst & Young LLP has served as independent registered public accounting firm to the Company since 2004 and is expected to do so for the fiscal year ending September 30, 2018. A representative of Ernst & Young LLP is expected to be present, and available to respond to appropriate questions, at the Annual Meeting and will have an opportunity to make a statement, if desired.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Below are the fees billed to the Company for the 2016 and 2017 fiscal years:

Audit Fees

Ernst & Young billed the Company an aggregate of approximately $4,512,000 in fees for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements of the Company included in its quarterly reports during fiscal year ended September 30, 2016 and approximately $4,660,000 during fiscal year ended September 30, 2017.

Audit-Related Fees

The Company did not use Ernst & Young for audit related fees during the fiscal years ended September 30, 2016 or September 30, 2017.

Tax Fees

Ernst & Young billed the Company an aggregate of approximately $653,000 in fees for professional services rendered for the fiscal year ended September 30, 2016 and approximately $365,000 for the fiscal year ended September 30, 2017. Such services principally included assistance and consultation provided to the Company in connection with tax compliance.

All Other Fees

Ernst & Young billed the Company $3,000 in fees for non-audit services related to an agreed-upon procedures report during the fiscal year ended September 30, 2016 and $3,000 during fiscal year ended September 30, 2017.

Audit Committee Pre-Approval Policy

The Audit Committee must pre-approve any audit or permissible non-audit services. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All non-audit services were preapproved by the Audit Committee.

The Board of Directors unanimously recommends that stockholders vote FOR ratification of the selection of Ernst & Young LLP as the Company’s independent accountant for the fiscal year 2018. Proxies will be voted FOR approval of the proposal unless otherwise specified.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations from executive officers and directors that no other reports were required, during the fiscal year ended September 30, 2017, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that during preparation of this proxy statement the Company and Mr. Skulina discovered that he inadvertently failed to file a Form 4 with respect to the purchase of 6,422 shares of May 11 and May 12, 2017; the Form 4 was filed on January 18, 2018.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

If a stockholder wants to submit, in accordance with SEC Rule 14a-8, a proposal for inclusion in our Proxy Statement and form of proxy for presentation at the Company’s 2019 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by the Company at our principal executive offices at the address below by October 9, 2018. If a stockholder wants to propose any matter for consideration of the stockholders at the 2019 Annual Meeting of Stockholders other than a matter brought pursuant to SEC Rule 14a-8, our Bylaws require the stockholder to notify our Secretary in writing at the Company’s principal executive offices (address listed below) on or after December 20, 2018 and on or before January 19, 2019. If a shareholder submits a proposal after December 19, 2018, the proxies designated by the Board may exercise their discretionary voting authority with respect to any such proposal, without our discussing the proposal in our proxy materials.

The Company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors. These procedures provide that nominations for director must be submitted in writing to the Secretary of the Company at its principal executive offices. The Company must receive the notice of a stockholder’s intention to introduce a nomination at the Company’s 2019 Annual Meeting of Stockholders between November 20, 2018 and December 20, 2018.

In addition, the Company recently amended its Bylaws to provide proxy access to eligible stockholders. The proxy access Bylaw provides that a stockholder, or group of up to 20 stockholders, that owns 3% or more of the Company’s outstanding common stock continuously for at least three years may submit director nominees for up to the greater of two directors or 20% of the Board seats provided that the stockholder and nominees satisfy the requirements specified in Article III, Section 4 of our Bylaws (a “proxy access director nomination”). A stockholder’s notice of a proxy access director nomination must be delivered to the Company at its principal executive offices no earlier than September 9, 2018 and no later than October 9, 2018.

The specific requirements and procedures for shareowner proposals, director nominations and proxy access director nominations are set forth in our Bylaws. The Company reserves the right to reject, rule out of order, or to take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Notices of intention to present proposals or nominate directors at the 2019 Annual Meeting, and all supporting materials required by our Bylaws, must be submitted to: TransDigm Group Incorporated, c/o Secretary, 1301 East 9th St., Suite 3000, Cleveland, OH 44114.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions. If any beneficial stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should provide such instructions to the Company by calling Investor Relations at (216) 706-2945, or by writing to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

OTHER MATTERS

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers and in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of

Directors,

HALLE FINE TERRION

Secretary

TransDigm Group Incorporated The Tower at Erieview 1301 East 9th Street, Ste 3000 Cleveland, OH 44114

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	David Barr	02 William Dries	03 Mervin Dunn			04 Michael Graff	05 Sean Hennessy
06	W. Nicholas Howley	07 Raymond Laubenthal	08 Gary E. McCullough			09 Douglas Peacock	10 Robert Small
11	John Staer
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2.	To approve (in an advisory vote) compensation paid to the Company’s named executive officers.						☐	☐	☐
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending September 30, 2018.						☐	☐	☐

NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

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TRANSDIGM GROUP INCORPORATED Annual Meeting of Stockholders March 20, 2018 9:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints W. Nicholas Howley and James Skulina, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all shares of common stock of TransDigm Group Incorporated held of record by the undersigned on January 22, 2018 at the Annual Meeting of Stockholders to be held on March 20, 2018, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Stockholders and the related Proxy Statement dated February 6, 2018 is hereby acknowledged.

If no instructions are given, the proxies will vote to elect the director nominees listed in “Election of Directors”, will vote “FOR” Proposal 2 (approval of executive compensation) and Proposal 3 (ratification of the selection of the independent accountants).

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 20, 2018
Meeting Information
Meeting Type: Annual Meeting
TRANSDIGM GROUP INCORPORATED	For holders as of: January 22, 2018
	Date: March 20, 2018	Time: 9:00 AM EDT
Location: 1301 East Ninth Street
TransDigm Group Incorporated The Tower at Erieview 1301 East 9th Street, Ste 3000 Cleveland, OH 44114	30th Floor
Cleveland, Ohio 44114

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement        2. Annual Report

How to View Online:

Have the information that is printed in the box marked by the arrow      (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                               1) BY INTERNET:         www.proxyvote.com

                               2) BY TELEPHONE:     1-800-579-1639

                               3) BY E-MAIL*:             sendmaterial@proxyvote.com

*    If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow     (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before March 06, 2018 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow     available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees
01	David Barr	02 William Dries	03 Mervin Dunn	04 Michael Graff	05 Sean Hennessy
06	W. Nicholas Howley	07 Raymond Laubenthal	08 Gary E. McCullough	09 Douglas Peacock	10 Robert Small
11	John Staer
The Board of Directors recommends you vote FOR proposals 2 and 3.
2.	To approve (in an advisory vote) compensation paid to the Company's named executive officers.
3.	To ratify the selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending September 30, 2018.
NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.